EXHIBIT 2.8

SECURITIES PURCHASE AGREEMENT
by and among
SHELLPOINT PARTNERS LLC,
NRM ACQUISITION LLC,
THE SELLERS NAMED HEREIN
and
THE REPRESENTATIVE NAMED HEREIN

November 29, 2017

This document is intended solely to facilitate discussion among the parties. This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until it is agreed, executed and delivered by the parties referred to herein.

SMRH:484388213.45

TABLE OF CONTENTS
Page
ARTICLE I PURCHASE AND SALE OF SECURITIES1
Section 1.01Purchase and Sale of Securities.    1
Section 1.02Purchase Price.    2
Section 1.03Purchase Price Adjustment.    3
Section 1.04Disputes.    4
ARTICLE II THE CLOSING6
Section 2.01The Closing    6
Section 2.02The Closing Transactions    6
Section 2.03Withholding Tax    7
Section 2.04Treatment of Subordinated Debt    7
ARTICLE III CONDITIONS TO CLOSING8
Section 3.01Conditions to the Purchaser’s Obligations    8
Section 3.02Conditions to the Sellers’ Obligations    10
Section 3.03Frustration of Conditions    11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY11
Section 4.01Organization and Power    11
Section 4.02Subsidiaries    12
Section 4.03Authorization; No Breach; Valid and Binding Agreement    12
Section 4.04Capitalization.    13
Section 4.05Financial Statements.    13
Section 4.06Absence of Certain Developments.    15
Section 4.07Properties.    15
Section 4.08Tax Matters    16
Section 4.09Contracts.    18
Section 4.10Intellectual Property.    20
Section 4.11Litigation    21
Section 4.12Employee Benefit Plans.    21
Section 4.13Insurance    23
Section 4.14Compliance with Laws.    23
Section 4.15Broker-Dealer Matters    25
Section 4.16Environmental Matters    26
Section 4.17Affiliate Transactions    27
Section 4.18Labor Matters.    27
Section 4.19Bank Accounts; Letters of Credit and Powers of Attorney    29
Section 4.20Brokerage    29
Section 4.21Other Representations    29
Section 4.22Acknowledgement of the Company    29
Section 4.23No Other Representations    29

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS30
Section 5.01Organization and Power    30
Section 5.02Authorization    30
Section 5.03Title to Securities    30
Section 5.04No Violation    30
Section 5.05Governmental Consents    30
Section 5.06Litigation    31
Section 5.07Affiliate Transactions    31
Section 5.08Non-Foreign Status    31
Section 5.09Brokerage    31
Section 5.10Acknowledgement of the Sellers    31
Section 5.11No Other Representations    31
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER32
Section 6.01Organization and Power    32
Section 6.02Authorization    32
Section 6.03No Violation    32
Section 6.04Governmental Consents    32
Section 6.05Litigation    32
Section 6.06Brokerage    33
Section 6.07Investment Representation    33
Section 6.08Financing    33
Section 6.09Acknowledgments of the Purchaser    33
Section 6.10No Other Representations    34
ARTICLE VII COVENANTS OF THE COMPANY34
Section 7.01Conduct of the Business.    34
Section 7.02Access to Books and Records    37
Section 7.03Regulatory Filings; Consents.    38
Section 7.04Conditions; Avoidance of Delays    39
Section 7.05Exclusive Dealing    40
Section 7.06Notification    40
Section 7.07Financing Cooperation.    41
Section 7.08Treatment of Existing Indebtedness    45
Section 7.09Intercompany Accounts and Agreements    46
Section 7.10Resignations    46
Section 7.11Internal Controls over Financial Reporting    46
Section 7.12Approvals    46
Section 7.13Agency Approvals    47
Section 7.14Maintenance of Insurance    47
Section 7.15Borrower Disclosures    47
Section 7.16Borrower and Customer Information    47
Section 7.17Termination of Annual Bonus Plan    47
Section 7.18Employment Agreements    48
Section 7.19Aggregator Vehicles    48

Section 7.20Certain Additional Actions    49
ARTICLE VIII COVENANTS OF THE PURCHASER49
Section 8.01Notification    49
Section 8.02Director and Officer Liability and Indemnification.    50
Section 8.03Employment and Benefit Arrangements.    51
Section 8.04Regulatory Filings; Consents.    51
Section 8.05Conditions; Avoidance of Delays    54
Section 8.06Release    54
Section 8.07Access to Records and Employees after Closing.    54
ARTICLE IX TERMINATION55
Section 9.01Termination    55
Section 9.02Effect of Termination    56
ARTICLE X TAX MATTERS57
Section 10.01Tax Treatment    57
Section 10.02Transfer Taxes    57
Section 10.03Tax Sharing Agreements    57
Section 10.04Apportionment of Taxes    57
Section 10.05Filing of Tax Returns.    58
Section 10.06Tax Contests.    58
Section 10.07Purchase Price Adjustments; Other Tax Treatment    59
Section 10.08Cooperation    59
Section 10.09Purchase Price Allocation    59
Section 10.10Survival    59
ARTICLE XI ADDITIONAL COVENANTS60
Section 11.01Restrictive Covenants.    60
Section 11.02Confidentiality; Certain Obligations    63
Section 11.03Release    64
Section 11.04Non-Compete Election    65
ARTICLE XII INDEMNIFICATION65
Section 12.01Survival    65
Section 12.02Indemnification by the Sellers.    65
Section 12.03Indemnification by the Purchaser.    67
Section 12.04Defense of Third-Party Claims.    68
Section 12.05First-Party Claims    69
Section 12.06Determination of Loss Amount.    69
Section 12.07Indemnification Holdback Fund    70
Section 12.08Special Temporary Holdback Fund    71
Section 12.09Exclusive Remedy    71
Section 12.10Characterization of Indemnification Payments    71
ARTICLE XIII DEFINITIONS71

Section 13.01Definitions    71
Section 13.02Other Definitional Provisions    83
Section 13.03Index of Defined Terms    83
ARTICLE XIV MISCELLANEOUS87
Section 14.01Press Releases and Communications    87
Section 14.02Expenses    87
Section 14.03Notices.    87
Section 14.04Assignment    92
Section 14.05Severability    92
Section 14.06References    92
Section 14.07Construction    92
Section 14.08Amendment and Waiver    93
Section 14.09Complete Agreement    93
Section 14.10Third-Party Beneficiaries    93
Section 14.11Further Assurances    94
Section 14.12Delivery by Electronic Transmission    94
Section 14.13Counterparts    94
Section 14.14Governing Law    94
Section 14.15Jurisdiction.    94
Section 14.16Waiver of Trial by Jury    95
Section 14.17Non-Recourse    95
Section 14.18Remedies    96
Section 14.19Representative    96
Section 14.20Legal Representation    98
Section 14.21Time is of the Essence    99

Exhibits
Exhibit A-1:    Preliminary Closing Statement
Exhibit A-2:    Adjusted TBV Methodology
Exhibit B:    Form of Company LLC Agreement
Exhibit C:    Form of Distribution Allocation Schedule

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 29, 2017, is made by and among Shellpoint Partners LLC, a Delaware limited liability company (the “Company”), NRM Acquisition LLC, a Delaware limited liability company (the “Purchaser”), each Person set forth on Schedule 5.03 (each individually a “Seller” and, collectively, the “Sellers”) and Shellpoint Services LLC, a Delaware limited liability company (solely in its capacity as the representative of the Sellers pursuant to Section 14.19, the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 13.01.
WHEREAS, each Seller is the owner of the number and type of Securities as set forth opposite such Seller’s name on Schedule 5.03;
WHEREAS, concurrently with the execution and delivery of this Agreement, New Residential Mortgage LLC, which is the sole member of the Purchaser, and New Penn Financial LLC (the “MSR Seller”) entered into (i) a Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights providing for, among other things, the acquisition of certain MSRs from the MSR Seller (the “MSR Purchase Agreement”) and (ii) a Subservicing Agreement with respect to such acquired MSRs (the “Subservicing Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has adopted the Shellpoint Partners LLC Long-Term Incentive Plan (the “Company LTIP”);
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Securities on the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, in connection with the transactions contemplated hereby, and as a condition and inducement to the Company’s and the Sellers’ willingness to enter into this Agreement, Purchaser Parent is entering into a guaranty in favor of the Company and the Sellers (the “Guaranty”) pursuant to which it is guaranteeing the payment obligations of the Purchaser under this Agreement and Schedule A.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

PURCHASE AND SALE OF SECURITIES
Section 1.01    Purchase and Sale of Securities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Sellers at the Closing of, all of the Securities, which Securities shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of any Liens (other than Liens created or imposed by the Purchaser or Liens arising under any applicable securities Laws).
(b)    As consideration for the purchase and sale described in Section 1.01(a), the Purchaser shall (i) deliver the Closing Payment to the Sellers at the Closing in accordance with Section 2.02(a) (subject to adjustment following the Closing in accordance with Section 1.03) and (ii) pay the Earnout Payments (other than the portion thereof payable to the participants in the Company LTIP) to the Sellers pursuant to the terms and subject to the conditions set forth in Schedule A.
Section 1.02    Purchase Price.
(a)    Exhibit A-1 sets forth a summary consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Preliminary Closing Statement”), which is derived from the Latest Balance Sheet and prepared, with respect to the calculation of Book Value and Tangible Book Value, consistent with past Company accounting practices in accordance with GAAP consistently applied and the methodology set forth on Exhibit A-2. The Preliminary Closing Statement shall set forth (i) as of the Latest Balance Sheet Date, the consolidated members’ equity of the Company and its Subsidiaries (for a given date, the “Book Value”), (ii) as of the Latest Balance Sheet Date, the consolidated tangible members’ equity of the Company and its Subsidiaries (the “Tangible Book Value”), which for a given date shall be equal to the Book Value as of such date, less minority interest, goodwill and intangibles, (iii) to the extent not already reflected in the Tangible Book Value, whether or not required under GAAP, the sum of (A) all professional fees and expenses, including legal, accounting and investment banking fees and expenses, to the extent incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (which, for the avoidance of doubt, exclude any reimbursable fees, costs and expenses incurred or accrued in accordance with the provisions of Section 7.07, except to the extent so reimbursed), (B) all transaction bonuses, stay bonuses, change of control, retention, severance or other compensatory payments or benefits to be paid or provided to any current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries (and the employer portion of any Taxes related thereto), to the extent a payment thereunder is triggered by the consummation of the transactions contemplated by this Agreement (other than, for the avoidance of doubt, the Earnout Payments and amounts payable in respect of the Company LTIP) (the “Employee Payments”), (C) the value of any Employment Agreement Severance Benefits (and the employer portion of any Taxes related thereto), and (D) the costs and expenses related to the purchase of the D&O Tail, fees paid to Governmental Entities or GSSMMEs in connection with obtaining required approvals and any other transaction-related costs and expenses, in each case, to the extent incurred or expected to be incurred by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transaction Expenses”), in each case as of the Latest Balance Sheet Date, and (iv) as of the Latest Balance Sheet Date, the “Adjusted TBV”, which, for a given date, shall equal (A) the Tangible Book Value as of such date, less (B) to the extent not already reflected in the Tangible Book Value (whether or not required under GAAP), the Transaction Expenses incurred as of such date and/or anticipated by the Company to be incurred through the Closing.
(b)    Not later than fifteen (15) days after the last calendar day in the month immediately preceding the Closing Date (or, if the fifteenth (15th) day after the last calendar day in the month immediately preceding the Closing Date falls on a day that is not a Business Day, then no later than the next Business Day after such fifteenth (15th) day), the Company shall prepare in good faith, consistent with past Company accounting practices in accordance with GAAP consistently applied and the methodology set forth on Exhibit A-2, and deliver to the Purchaser an updated Preliminary Closing Statement as of such calendar date (the “Interim Closing Statement”); provided, however, that if the Closing Date is anticipated to occur in the first ten (10) days of a calendar month, then the Interim Closing Statement shall be prepared as of the month-end of the earlier preceding month (i.e., if the Closing Date is anticipated to occur on January 1, then the Interim Closing Statement shall be prepared as of November 30) (as applicable, the “Reference Date”). The Interim Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and shall set forth (i) the Book Value as of the Reference Date, (ii) Tangible Book Value as of the Reference Date, (iii) a breakdown of the Transaction Expenses incurred as of the Reference Date and/or anticipated to be incurred through the Closing Date and (iv) the Adjusted TBV resulting therefrom (the “Interim TBV”).
(c)    As soon as practicable following the Closing (and in no event later than forty-five (45) days following the Closing Date), the Purchaser shall prepare, consistent with past Company accounting practices in accordance with GAAP consistently applied and the methodology set forth on Exhibit A-2, and deliver to the Representative an updated Interim Closing Statement (such statement, the “Final Closing Statement”) as of 11:59 pm on the day immediately preceding the Closing Date (such time, the “Final Closing Statement Effective Time”). The Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement and shall set forth (i) the Book Value as of the Final Closing Statement Effective Time, (ii) the Tangible Book Value as of the Final Closing Statement Effective Time, (iii) a breakdown of the Transaction Expenses incurred through the Closing Date and (iv) the Adjusted TBV resulting therefrom (the “Final TBV”). Any disputes in respect of the Final Closing Statement shall be resolved in accordance with Section 1.04. For avoidance of doubt, any calculations made as of the Final Closing Statement Effective Time shall not reflect actions taken by or on behalf of the Company or any Subsidiary thereof at the direction of the Purchaser (such as the incurrence of debt) unless the Representative otherwise agrees in writing but shall reflect any indebtedness or Transaction Expenses outstanding immediately prior to the Closing even if extinguished or paid at the Closing.
Section 1.03    Purchase Price Adjustment.
(a)    If the Adjusted Purchase Price exceeds the Closing Purchase Price:
(i)    the Purchaser shall promptly (but no later than five (5) Business Days) following the determination of the Final TBV deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative an amount in cash equal to the sum of (A) such excess plus (B) the Adjustment Holdback Amount; and
(ii)    promptly after receipt by the Representative of the amounts sent to it pursuant to the foregoing clause (i), the Representative shall distribute such amounts to the Sellers in accordance with their respective Pro Rata Percentages.
(b)    If the Closing Purchase Price equals the Adjusted Purchase Price:
(i)    the Purchaser shall promptly (but no later than five (5) Business Days) following the determination of the Final TBV deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative an amount in cash equal to the Adjustment Holdback Amount; and
(ii)    promptly after receipt by the Representative of the amount sent to it pursuant to the foregoing clause (i), the Representative shall distribute such amount to the Sellers in accordance with their respective Pro Rata Percentages.
(c)    If the Closing Purchase Price exceeds the Adjusted Purchase Price by an amount less than the Adjustment Holdback Amount:
(i)    the Purchaser shall promptly (but no later than five (5) Business Days) following the determination of the Final TBV deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative an amount in cash equal to the difference of (A) the Adjustment Holdback Amount minus (B) such excess; and
(i)    promptly after receipt by the Representative of the amount sent to it pursuant to the foregoing clause (i), the Representative shall distribute such amounts to the Sellers in accordance with their respective Pro Rata Percentages.
(d)    If the Closing Purchase Price exceeds the Adjusted Purchase Price by an amount that is equal to or in excess of the Adjustment Holdback Amount, the Representative shall promptly (but no later than forty five (45) days) following the determination of the Final TBV deliver to the Purchaser by wire transfer of immediately available funds to the account(s) designated in writing by the Purchaser an amount in cash equal to the difference, if any, of (A) such excess minus (B) the Adjustment Holdback Amount.
Section 1.04    Disputes.
(a)    The Representative shall have until the end of the Review Period to review the Final Closing Statement and to notify the Purchaser in writing if it disputes any amount, calculation or determination in any such statement (a “Closing Statement Dispute Notice”), specifying the reasons therefor in reasonable detail. The “Review Period” means the forty five (45) days following receipt of the Final Closing Statement; provided that the Review Period shall be automatically tolled and extended to account for any delay or failure by the Purchaser to comply with its obligations under Section 1.04(b).
(b)    In connection with the Representative’s review, the Purchaser shall provide to the Representative and its authorized representatives reasonable access throughout the Review Period, during normal business hours and upon reasonable written notice, to, and the right to obtain copies of, all relevant records, schedules, memoranda and other documents prepared by the Purchaser, the Company and its Subsidiaries and their respective accountants in connection with the preparation of the Final Closing Statement and such other information and access to such employees of the Purchaser, Company and its Subsidiaries that the Representative reasonably requests, and the Purchaser shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with the Representative and its representatives in connection therewith; provided that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser, the Company or their respective Affiliates.
(c)    In the event that the Representative delivers a timely Closing Statement Dispute Notice to the Purchaser, the Purchaser and the Representative shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Final Closing Statement shall be made in accordance with the agreement of the Purchaser and the Representative and shall be conclusive and binding. If the Purchaser and the Representative are unable to resolve any such dispute within sixty (60) days of the Representative’s delivery of such Closing Statement Dispute Notice (or any such longer period as the Purchaser and the Representative shall mutually agree in writing), such dispute shall be resolved by the Independent Accounting Firm in accordance with the following, and such determination shall be final and binding on the parties absent manifest error (and, in the event of such manifest error, the written determination shall be referred back to the Independent Accounting Firm to correct the same).
(i)    The Purchaser and the Representative shall arrange for the Independent Accounting Firm to agree in its engagement letter to act in accordance with this Section 1.04(c). The Purchaser shall make readily available to the Independent Accounting Firm all relevant books and records (to the extent in the Purchaser’s possession or control) reasonably requested by the Independent Accounting Firm. The Purchaser and the Representative each shall present a statement to the Independent Accounting Firm (which statement shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Independent Accounting Firm detailing such party’s views as to the correct nature and amount of each item remaining in dispute. Within ten (10) days of receipt of the statement, the receiving party may present a responsive statement to the Independent Accounting Firm (which responsive statement shall also be concurrently provided to the other party). Each party may make an oral presentation to the Independent Accounting Firm (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within forty-five (45) days of the appointment of the Independent Accounting Firm. The Independent Accounting Firm shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. There shall be no ex parte communications between any party (or its representatives), on the one hand, and the Independent Accounting Firm, on the other hand, relating to any disputed matter and unless requested by the Independent Accounting Firm in writing, no party may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing.
(ii)    The Independent Accounting Firm shall consider only those items, amounts and determinations as to which the Purchaser and the Representative have disagreed within the time periods and on the terms specified above, and may rely only upon information submitted to it by the Purchaser and the Representative. With respect to each disputed item, the Independent Accounting Firm shall not render a determination that is more favorable to the Representative than the amount advocated by the Representative or more favorable to the Purchaser than the amount advocated by the Purchaser. The Independent Accounting Firm shall be instructed to use commercially reasonable efforts to deliver to the Purchaser and the Representative a written report setting forth the resolution of each disputed matter within sixty (60) days of submission of the Final Closing Statement to it and, in any case, as promptly as practicable after such submission (but subject to the time constraints referenced in Section 1.04(c)(i)). Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 1.04(c) shall initially be shared equally by the Purchaser and the Representative; provided, however, that all fees and expenses relating to the foregoing work by the Independent Accounting Firm shall ultimately be borne by the Purchaser and the Representative in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation also will be determined by the Independent Accounting Firm, will be included in the Independent Accounting Firm’s written report and will be paid (taking into account prior payments) at the time the applicable payment is made.
ARTICLE II

THE CLOSING
Section 2.01    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at Four Times Square, New York, NY 10036 at 10:00 a.m. local time (i) on the first day of the calendar month following the calendar month in which all of the closing conditions set forth in Article III (other than those closing conditions which are to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived (by the party entitled to the benefit of such condition); provided, however, that if such conditions are not so satisfied or waived until a date that is within three (3) days of the end of a calendar month, then the Closing shall instead occur on the first day of the subsequent calendar month, or (ii) on or at such other date, time or place as is mutually agreeable to the Purchaser and the Representative. The date on which the Closing occurs is referred to herein as the “Closing Date” and the time at which the Closing occurs is referred to herein as the “Effective Time.”
Section 2.02    The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a)    the Purchaser shall deliver the Closing Payment to the Sellers by wire transfer of immediately available funds to the accounts designated on, and in accordance with, the Distribution Allocation Schedule;
(b)    the Purchaser shall deposit the Representative’s Fund Amount with the Representative by wire transfer of immediately available funds to the Representative’s Account;
(c)    the Sellers shall cause the Company to record the transfer of the Securities to the Purchaser, free and clear of all Liens (other than Liens created or imposed by the Purchaser or any applicable securities Laws), upon the books of the Company;
(d)    (i) the Purchaser shall repay the Indebtedness set forth on Schedule 2.02(d)(i) (the “Specified Sub Debt”) and (ii) subject to Section 2.04, the Purchaser shall repay the Indebtedness set forth on Schedule 2.02(d)(ii) (the Indebtedness in this clause (ii), the “Other Sub Debt”);
(e)    the Purchaser shall pay or cause to be paid any unpaid Transaction Expenses on behalf of the Sellers and the Company, as applicable, by wire transfer of immediately available funds, as directed by the Company prior to the Closing; provided, that with respect to any such amounts that constitute Employee Payments subject to withholding Taxes, the Purchaser shall cause the Company or one of its Subsidiaries to make such payments on or as soon as practicable after the Closing Date through the payroll system of the Company or such Subsidiary, less applicable withholding Taxes; and
(f)    the Purchaser, the Company and the Sellers shall make such other deliveries as are required by Article III.
Section 2.03    Withholding Tax. The Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including Earnout Payments) such amounts, if any, as are required to be deducted or withheld therefrom under any provision of Tax Law or under any applicable Law. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such withholding was made.
Section 2.04    Treatment of Subordinated Debt. From the date of this Agreement until the day that is five (5) Business Days prior to the Closing Date (the “Sub Debt Review Period”), the Company shall use commercially reasonable efforts to obtain the consents, waivers, or other instruments (if any) that the Company and the Purchaser, cooperating in good faith, mutually agree are necessary and prudent to allow all of the Other Sub Debt to be repaid at the Closing without causing a breach of any of the Contracts governing any of the Other Sub Debt (a “Sub Debt Breach”); provided, that nothing in this Section 2.04 shall require the Company to pay any fees or other additional costs in order to obtain any such consents, waivers or other instruments (other than as are contingent upon Closing or which are reimbursed by the Purchaser). If during the Sub Debt Review Period it is determined in good faith by the Company that any portion of the Other Sub Debt cannot be repaid at the Closing without causing a Sub Debt Breach, then, no later than three (3) Business Days prior to the Closing, the Company shall notify the Purchaser and thereafter the Purchaser shall cause the Other Sub Debt to be repaid in accordance with its terms.
ARTICLE III

CONDITIONS TO CLOSING
Section 3.01    Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions on or prior to the Closing Date:
(a)    (i) (A) The representations and warranties set forth in Article IV and Article V (other than the Company Fundamental Reps, the Seller Fundamental Reps, the representations and warranties contained in Sections 4.06(a), the first two sentences of Section 4.14(a), Section 4.14(b), Section 4.14(c), the first two sentences of Section 4.14(e) and Section 4.17, and those representations and warranties that address matters as of particular dates) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made and (B) the representations and warranties set forth in Article IV and Article V that address matters as of particular dates (other than the Company Fundamental Reps, the Seller Fundamental Reps and the representations and warranties contained in Section 4.06(a), the first two sentences of Section 4.14(a), Section 4.14(b), Section 4.14(c), the first two sentences of Section 4.14(e) and Section 4.17) shall be true and correct as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct have not, individually or in the aggregate, had a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties); (ii) (A) the representations and warranties contained in the first two sentences of Section 4.14(a), Section 4.14(b), Section 4.14(c), the first two sentences of Section 4.14(e) and Section 4.17 (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties) in all material respects (taking the Company and its Subsidiaries as a whole for the purpose of determining such materiality) as of the date of this Agreement and as of the Closing Date as though then made and (B) the representations and warranties contained in the first two sentences of Section 4.14(a), Section 4.14(b), Section 4.14(c), the first two sentences of Section 4.14(e) and Section 4.17 that address matters as of particular dates shall be true and correct (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties) in all material respects (taking the Company and its Subsidiaries as a whole for the purpose of determining such materiality) as of such dates; and (iii) (A) the representations and warranties contained in Section 4.06(a) and the Company Fundamental Reps and the Seller Fundamental Reps (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties, except in Section 4.06(a)) in all respects as of the date of this Agreement and as of the Closing Date as though then made and (B) the representations and warranties contained in Section 4.06(a) and the Company Fundamental Reps and the Seller Fundamental Reps that address matters as of particular dates shall be true and correct (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties, except in Section 4.06(a)) in all respects as of such dates;
(b)    The Sellers and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by such parties under this Agreement at or prior to the Closing;
(c)    During the period from the date of this Agreement to the Closing, there shall not have occurred a Material Adverse Effect;
(d)    The applicable waiting periods under the HSR Act shall have expired or been terminated;
(e)    Each of the approvals set forth on Schedule 3.01(e) shall have been received and shall remain in full force and effect;
(f)    The Company shall have delivered to the Purchaser duly and fully executed payoff letters with respect to the Specified Sub Debt and the Other Sub Debt, and each such payoff letter by its terms shall allow for the Specified Sub Debt to be paid by the Purchaser concurrently with the Closing in accordance with Section 2.02(d)(i) and the Other Sub Debt to be paid by the Purchaser concurrently with or following the Closing, as applicable, in accordance with Section 2.02(d)(ii) and Section 2.04;
(g)    The Company shall have entered into an employment agreement in form and substance reasonably acceptable to the Purchaser with each of the Persons set forth on Schedule 3.01(g)(i) (each, an “Employment Agreement Recipient”) and including the terms and conditions set forth on Schedule 3.01(g)(ii) (each, an “Employment Agreement”), and each such Employment Agreement shall remain in full force and effect;
(h)    The transactions contemplated by the MSR Purchase Agreement shall have been consummated;
(i)    The Purchaser shall not have any right to terminate the Subservicing Agreement for cause pursuant to Section 5.03 thereof (and any applicable notice periods therefor shall be expired);
(j)    Each of the following shall have occurred: (i) no later than December 10, 2017, the investigation relating to the matter described on Schedule 3.01(j) shall have been completed (the “Investigation”), (ii) by no later than January 10, 2018, the findings and/or recommendations of the Investigation, and the impact thereof on the Company and its Subsidiaries, shall have been determined by the Purchaser not to be material to the Company and its Subsidiaries, taken as a whole (and the Purchaser’s failure to make such determination within such period shall be deemed a determination that such findings and/or recommendations were not material to the Company and its Subsidiaries, taken as a whole), and (iii) the Company and its Subsidiaries shall have taken actions satisfactory to the Purchaser (in its sole and absolute discretion) to address such findings and/or recommendations; provided, that the Purchaser shall provide a detailed list of recommended corrective actions (to be developed in consultation with the Company) to the Company no later than January 10, 2018.
(k)    No judgment, decree or judicial order shall have been entered which prevents (and no proceeding shall be pending or threatened which, if adversely determined, would prevent) the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement, or causes such transactions to be rescinded;
(l)    Each Seller shall have delivered to the Purchaser a duly completed and executed certificate, dated as of the Closing Date, certifying that such Seller is not a foreign person within the meaning of Sections 897 and 1445 of the Code, substantially in the form of the applicable sample certificate set forth in Treasury Regulations § 1.1445-2(b)(2)(iv); provided, however, that notwithstanding anything to the contrary contained in this Agreement, if a Seller fails to deliver such certificate, the Purchaser may elect to waive receipt thereof and shall be entitled to withhold any amounts required to be withheld (as reasonably determined by the Purchaser) under Sections 1445 of the Code with respect to any payments to such Seller hereunder;
(m)    The Sellers and the Company, as applicable, shall have delivered to the Purchaser a certificate executed by an executive officer of the Company and each of the Sellers, dated as of the Closing Date, stating that the conditions specified in Section 3.01(a), Section 3.01(b), and Section 3.01(c) have been satisfied; and
(n)    The conditions set forth in Section 7 of Schedule 12.08 shall have been satisfied.
Section 3.02    Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Representative in writing) of the following conditions on or prior to the Closing Date:
(a)    (i) The representations and warranties set forth in Article VI (other than the Purchaser Fundamental Reps) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, except where any failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (ii) the Purchaser Fundamental Reps shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made;
(b)    The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;
(c)    The applicable waiting periods under the HSR Act shall have expired or been terminated;
(d)    The Guaranty shall be in full force and effect;
(e)    The Purchaser shall upon and simultaneously with the occurrence of the Closing cause the Company to adopt an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Exhibit B, or as otherwise agreed between the parties prior to the Closing;
(f)    The Company shall not have any right to terminate the Subservicing Agreement for cause pursuant to the terms thereof (and any applicable notice periods therefor shall be expired);
(g)    No judgment, decree or judicial order shall have been entered which prevents (and no proceeding shall be pending or threatened which, if adversely determined, would prevent) the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement, or causes such transactions to be rescinded; and
(h)    The Purchaser shall have delivered to the Sellers a certificate executed by an executive officer of the Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 3.02(a) and Section 3.02(b) have been satisfied.
Section 3.03    Frustration of Conditions. Neither the Purchaser nor the Sellers may rely on the failure of any condition set forth in Section 3.01 or Section 3.02, as applicable, to be satisfied if such failure was caused by such party’s bad faith or failure to use, as required by this Agreement, the level of efforts required by this Agreement to consummate the transactions contemplated hereby as expeditiously as practicable.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date (or, as to those representations and warranties that address matters as of particular dates, as of such dates), except as set forth in the corresponding Schedule of the Disclosure Schedules, or in any other Schedule of the Disclosure Schedules, but solely in accordance with, and subject to the limitations contained in, Section 14.07:
Section 4.01    Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite power and authority necessary to (a) own and operate its properties, (b) carry on its businesses as now conducted and (c) perform its obligations under all Contracts by which it is bound, except where the failure to have such power and authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to the Purchaser true and complete copies of the certificates or articles of formation or incorporation or bylaws (or similar governing documents) of the Company and each of its Subsidiaries as in effect on the date of this Agreement (including the Company Fourth A&R LLCA), and none of the Company or any of its Subsidiaries is in violation of its applicable governing documents.
Section 4.02    Subsidiaries. Schedule 4.02 sets forth a true, correct and complete list of (a) each of the Company’s Subsidiaries, (b) the jurisdiction of organization of each such Subsidiary and (c) the owner(s) of its membership interests or other ownership interests, together with the amount and/or percentage of ownership interests owned by each such Person. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock, membership interest, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on Schedule 4.02. Other than as set forth on Schedule 4.02, the Company owns, directly or indirectly, free and clear of any Liens, all of the outstanding stock, membership interests, partnership interests or other equity securities of each of the Company’s Subsidiaries, other than Permitted Liens. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (x) has all requisite corporate, partnership or limited liability company power and authority necessary to (i) own and operate its properties, (ii) carry on its businesses as conducted as of the date hereof and (iii) perform its obligations under all Contracts by which it is bound and (y) is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power and authority or to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.03    Authorization; No Breach; Valid and Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth on Schedule 4.03 and except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not (a) violate any Law applicable to the Company and its Subsidiaries, (b) violate the provisions of the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation or bylaws (or similar organizational documents), or (c) result in any breach of, constitute a default under (with or without notice or lapse of time or both), violate, or give rise to any right of termination, cancellation, amendment or acceleration under any terms, conditions or provisions of any Contract to which the Company or its Subsidiaries is a party, except, in the case of clause (a) above, for any such violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and in the case of clause (c) above, for any such violations, termination, cancellation, amendment or acceleration that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by the Company, and assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Except for the applicable requirements of the HSR Act or as set forth on Schedule 4.03, the Company is not required to submit any notice, report or other filing with any Governmental Entity or GSSMME in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.03, no consent, approval or authorization of any Governmental Entity or GSSMME or any other party or Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.04    Capitalization.
(a)    The authorized and outstanding equity securities of the Company and each of its Subsidiaries is set forth on Schedule 4.04. All of the Securities of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof. Other than the Securities, the Company does not have any equity securities or securities containing any equity features issued and outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries.
(b)    None of the Securities or other equity securities of each of the Company’s Subsidiaries were issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights (other than as set forth in the Company’s operating agreement as in effect as of the date of this Agreement, which provisions have been waived or are inapplicable in connection with the transactions contemplated by this Agreement). Except as set forth on Schedule 4.04, neither the Company nor any Subsidiary thereof has outstanding (i) any securities convertible into or exchangeable for any membership interests or other ownership interests in any Subsidiary of the Company, (ii) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, repurchase rights, voting rights, commitments or claims of any other character relating to the issuance of, any membership interests or other ownership interests in, the Company or any of its Subsidiaries, or any shares or securities convertible into or exchangeable for any membership interests or other ownership interests in the Company or any of its Subsidiaries or (iii) any share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any membership interests or other ownership interests in, the Company or any of its Subsidiaries.
(c)    The information to be set forth in the Distribution Allocation Schedule shall be true and correct as of the Closing, and except as set forth in the Distribution Allocation Schedule, no Person has any right to receive any portion of the Closing Payment (as the same may be adjusted).
Section 4.05    Financial Statements.
(a)    Schedule 4.05(a) consists of: (i) the unaudited consolidated balance sheet of the Company as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income, members’ equity, income statement, and cash flows of the Company for the nine-month period then ended (the “Unaudited Financial Statement”) and (ii) the audited consolidated balance sheet and statements of income, members’ equity and cash flows of the Company for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 ((i) and (ii), collectively, the “Financial Statements”). The Unaudited Financial Statement has been prepared in accordance with GAAP in a manner and with such interpretations consistent with past Company accounting practices. The Financial Statements have been (and, following their delivery in accordance with Section 7.07(a)(i), the Post-Signing Financial Statements will have been) prepared in accordance with GAAP, consistently applied, and the Financial Statements present (and, following their delivery in accordance with Section 7.07(a)(i), the Post-Signing Financial Statements will present) fairly in all material respects the financial condition and results of operations, members’ equity and cash flows of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments that are not material. The Preliminary Closing Statement has been prepared consistent with past Company accounting practices in accordance with GAAP consistently applied and the methodology set forth on Exhibit A-1, and presents fairly in all material respects the Book Value, Tangible Book Value, Transaction Expenses and Adjusted TBV as of the Latest Balance Sheet Date.
(b)    Schedule 4.05(b) sets forth each Contract pursuant to which any Indebtedness with an aggregate principal amount exceeding $2,500,000 of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees (including by means of pledged property or assets) any Indebtedness with an aggregate principal amount exceeding $2,000,000 of any other Person (other than the Company or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business) (“Debt Contracts”).
(c)    Neither the Company nor any of its Subsidiaries has, and neither the Company nor any its Subsidiaries is or may become responsible for performing or discharging, any accrued, contingent or other Liabilities or obligations of any nature, either matured or unmatured, other than Liabilities or obligations (i) identified as liabilities in the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Financial Statements, (iii) incurred directly in connection with this Agreement or the transactions contemplated hereby, (iv) under the executory portion of a Contract (other than as a result of a breach or default thereof), to the extent such Liabilities or obligations are readily ascertainable (in nature, scope and amount) from the copies of such Contracts provided to the Purchaser prior to the date of this Agreement, (v) to be included in the computation of Transaction Expenses, (vi) disclosed on Schedule 4.05(c), or (vii) which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    Other than as set forth on Schedule 4.05(d), the Company and its Subsidiaries maintain a system of internal accounting controls that is designed to provide reasonable assurances that transactions involving the business of the Company and its Subsidiaries are recorded as necessary to permit preparation of the financial statements of the business of the Company and its Subsidiaries that are free from material misstatement. Other than as set forth on Schedule 4.05(d), since January 1, 2016, none of the Company, the Company’s independent accountant or its board of managers has received any written, or to the Company’s Knowledge, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company or its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company or its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or its Subsidiaries.
Section 4.06    Absence of Certain Developments.
(a)    Since the Latest Balance Sheet Date, there has not been any Material Adverse Effect, and no circumstance, change, effect, event, occurrence, state of facts or development has arisen that, in combination with any other circumstance, change, effect, event, occurrence, state of facts or development, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth on Schedule 4.06(b) or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been any act or omission by the Company or any of its Subsidiaries which, if occurring during the period from the date hereof through the Closing without the consent of the Purchaser, would constitute a breach of the covenants set forth in Section 7.01.
Section 4.07    Properties.
(a)    Except as set forth on Schedule 4.07(a), the Company or its Subsidiaries owns good, valid and marketable title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except where the failure to have such good, valid and marketable title would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Such tangible personal property, (i) together with the Contracts and business relationships of Contract counterparties, in each case, of the Company and its Subsidiaries, constitutes all of the assets, rights and properties necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, (ii) if owned by the Company or any of its Subsidiaries, has been maintained in a reasonably prudent manner and is in good operating condition and repair, ordinary wear and tear excepted, and (iii) is located on Leased Real Property, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property (other than real estate acquired upon foreclosure in the ordinary course of business).
(c)    Schedule 4.07(c) sets forth all real property used by the Company and its Subsidiaries pursuant to leases, subleases, licenses and any other types of occupancy agreements (any such lease, license or other occupancy agreement, individually, a “Lease” and, collectively, the “Leases” and such real property, the “Leased Real Property”). There are no parties other than the Company and its Subsidiaries in possession of any portion of the Leased Real Property, and no Contract grants any Person (other than the Company and its Subsidiaries) the right of use or occupancy of any portion of the Leased Real Property. Except as set forth on Schedule 4.07(c), the Leases are in full force and effect, and the Company or its Subsidiaries holds a valid and existing leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on Schedule 4.07(c). Except as set forth on Schedule 4.07(c), no third party currently occupies or uses the Leased Real Property pursuant to any sublease, license or occupancy agreement. No other real property other than the Leased Real Property is used in the operation of the business of the Company and its Subsidiaries as currently conducted.
(d)    The Leased Real Property is, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and there are no facts or conditions affecting any of the Leased Real Property which would interfere in any significant respect with the current use, occupancy or operation thereof which interference would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.08    Tax Matters. Except as set forth on Schedule 4.08:
(a)    The Company and its Subsidiaries have timely filed (taking into account valid extensions) all material Tax Returns that they were required to file and all such Tax Returns are accurate, complete and correct in all material respects.
(b)    The Company and its Subsidiaries have timely paid all material Taxes that have become due and payable (whether or not shown on any Tax Returns) and have withheld and paid over to the appropriate Governmental Entity or other taxing authority all material Taxes that they were required to withhold from amounts paid or owing to any employee, creditor, member or other third party.
(c)    The Company and each of its Subsidiaries have established adequate reserves in accordance with GAAP for unpaid Taxes on the Financial Statements. Since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has (i) made, changed or rescinded any Tax election, method of Tax accounting, or Tax policies or procedures, (ii) settled or compromised any Tax liability, (iii) amended any Tax Return, or (iv) surrendered any right to claim a Tax refund.
(d)    Neither the Company nor its Subsidiaries has waived or extended, or agreed to any waiver or extension of, any statute of limitations beyond the date hereof with respect to any Taxes.
(e)    No audits or administrative or judicial proceedings are currently being conducted or, to the Company’s Knowledge, have been threatened with respect to any Taxes of the Company or its Subsidiaries. No deficiency or assessment with respect to Taxes has been asserted or assessed or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries which has not been fully paid. No claim has been made in writing by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
(f)    None of the assets of the Company or its Subsidiaries are subject to Liens for Taxes, other than Permitted Liens.
(g)    Neither the Company nor its Subsidiaries (i) is or has been a party to any “reportable transaction” as defined in Treasury Regulation §1.6011-4 or similar provisions of state or local law or (ii) has been required to make a disclosure to any Governmental Entity in order to avoid Taxes, interest or penalties.
(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity sharing or similar agreement, other than customary provisions in a commercial agreement entered into in the ordinary course of business, the primary of purpose of which did not relate to Taxes.
(i)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or any other affiliated, combined, consolidated or unitary Tax group. Neither the Company nor any of its Subsidiaries have any Liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or similar provision under state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.
(j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.
(k)    Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business outside of the United States (or is otherwise required to file and pay Taxes in any jurisdiction outside of the United States).
(l)    Neither the Company nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) received, filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method, which is still in effect; or (iii) granted to any Person any power of attorney that is in force with respect to any Tax matter.
(m)    The Company is, and at all times since its formation has been, classified as a partnership or a disregarded entity for U.S. federal income tax purposes. Each Subsidiary of the Company is, and at all times since the later of its acquisition or its formation has been, classified as a partnership or disregarded entity for U.S. federal income tax purposes. Neither the Company nor any of its Subsidiaries has made an election to apply the provisions of the Bipartisan Budget Act of 2015.
(n)    Other than the Securities to be purchased by the Purchaser under Section 1.01, there are no shares, units, debt instruments, financial instruments or other interests that are or reasonably could be expected to be treated as equity interests in the Company for U.S. federal income tax purposes.
(o)    Neither the Company nor any of its Subsidiaries has sold or otherwise transferred or assigned to any other Person an interest in any MSR that the Company or such Subsidiary owns (including any “excess servicing,” “excess spread,” “excess MSR,” participation interest or other similar interest) if such interest constitutes ownership of such MSR or a portion thereof for U.S. federal income tax purposes, except where all or substantially all of the economic rights with respect to such MSR (other than any economic rights that are equivalent to a subservicing contract involving Blackrock, Inc. or any funds directly or indirectly managed by, affiliated with, or sponsored by or on behalf of Blackrock, Inc. or by or on behalf of any such funds) have been sold or assigned to one or more other Persons.
(p)    Neither the Company nor any of its Subsidiaries directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.
Section 4.09    Contracts.
(a)    Except as set forth on Schedule 4.09 (each Contract listed or required to be listed on Schedule 4.09, a “Material Contract”) and except for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01 (each such agreement which would be required to be listed on Schedule 4.09 if in effect on the date hereof, also a “Material Contract”), neither the Company nor its Subsidiaries is party to or bound by any:
(i)    Collective Bargaining Agreement;
(ii)    Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $250,000 per annum or Contract for severance (excluding those required by Law) providing for an aggregate payment in excess of $250,000;
(iii)    any Debt Contract;
(iv)    lease or agreement under which it is lessee of, or holds or operates any property (real or personal) owned by any other party, for which the annual rental exceeds $250,000;
(v)    lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $250,000;
(vi)    Contract or group of related Contracts with the same party (or group of related or affiliated parties) for the purchase of products or services which provided for payments by or to the Company or its Subsidiaries in excess of $250,000 during the twelve (12) month period prior to the date hereof;
(vii)    Contract relating to any equity or asset acquisition by the Company or any Subsidiary of the Company (other than acquisitions involving aggregate payments of less than $750,000) or any disposition of any equity securities or assets of the Company or any of its Subsidiaries (other than dispositions involving aggregate payments of less than $750,000), in each case, within the last three (3) years;
(viii)    Contract (except as set forth in the Mortgage Loan and/or MSR purchase and sale agreements that the Company or any of its Subsidiaries entered into in the ordinary course of business or in the subservicing agreements of the Company or any of its Subsidiaries entered into in the ordinary course of business, in each case solely as to clause (A) below) that imposes on the Company or any of its Subsidiaries or any of their respective Affiliates (including the Purchaser and its Affiliates following the Closing) (A) any restriction on soliciting customers or employees or any non-competition restrictions, (B) any restriction on entering into any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world, (C) a “most favored nation” pricing provision or exclusive marketing or distribution rights relating to any products or territory or minimum purchase obligations or exclusive purchase obligations services, (D) any right of first refusal or right of first offer or similar right or limitations on the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or business or (E) any restriction on the payment of dividends or distributions or the incurrence of material Liens on the property or assets of the Company or its Subsidiaries;
(ix)    Contract with (A) any Governmental Entity or (B) any Person, which to the Company’s Knowledge, was entered into by such Person in connection with a Contract between such Person and a Governmental Entity;
(x)    Contract with any Affiliate of the Company or any current or former officer, director, equityholder or employee of the Company or any of its Subsidiaries or, to its Knowledge, with an Affiliate of such Person (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or employee noncompetition or other similar arrangements and (C) employee benefits generally made available to employees of the Company and its Subsidiaries);
(xi)    Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise, pursuant to which the Company or its Subsidiaries have transferred value in excess of $750,000 in the aggregate to such partnership, joint venture or similar enterprise; and
(xii)    Contract pursuant to which the Company or any of its Subsidiaries is granted or obtains, or agrees to grant or provide, any right to use or register any material Intellectual Property (excluding (A) Contracts with respect to off-the-shelf software and shrink-wrap or click-wrap licenses and nonexclusive licenses granted in the ordinary course of business and involving aggregate payments of less than $250,000 within the last year and (B) Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business for the sale of Mortgage Loans or MSRs).
(b)    True and correct copies of all Material Contracts (including those referred to on Schedule 4.09) (and in the case of any oral Material Contracts, summaries of the material provisions thereof), and all amendments and supplements thereto, and waivers thereunder, have been made available to the Purchaser.
(c)    Neither the Company nor its Subsidiaries is in default in any material respect under any Material Contract, and each Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company and its Subsidiaries, and, to the Knowledge of the Company, with respect to any other party to such Material Contract, in each case, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Except for violations, breaches or defaults which have been cured and for which neither the Company nor any of its Subsidiaries has material liability (either individually or in the aggregate) and except for ordinary course indemnity and repurchase claims, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract in any material respect, and there exists no condition or event which, after notice, lapse of time or both, would constitute any such breach, default, termination, revocation or acceleration.
Section 4.10    Intellectual Property.
(a)    Schedule 4.10 contains a correct and complete list of all (i) issued Patents and Patent applications; (ii) Trademark registrations and applications and material unregistered Trademarks; (iii) Copyright registrations and applications; and (iv) material Software, in each case which are owned by the Company or any of its Subsidiaries. The Company or such Subsidiary is the sole and exclusive owner of each such item of Intellectual Property set forth on Schedule 4.10, and each item of such Intellectual Property is subsisting, and, to the Company’s Knowledge, valid and enforceable.
(b)    Since January 1, 2016, neither the Company nor its Subsidiaries has received any written notices of infringement, violation or misappropriation from any third party with respect to any intellectual property owned by such third party. The Company’s businesses as currently conducted, and as conducted since January 1, 2016, do not infringe, violate or misappropriate, and have not infringed, violated or misappropriated, the intellectual property of any other Person (except for inadvertent infringements or violations which are not material to the Company or its Subsidiaries). To the Company’s Knowledge, no Person is infringing upon, violating or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.
(c)    No present or former Affiliate (other than a Subsidiary of the Company), employee or officer of the Company or any of its Subsidiaries owns or possesses any right in any Intellectual Property owned by the Company or any of its Subsidiaries.
(d)    With respect to the Company’s and its Subsidiaries’ use of Software in the business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and its Subsidiaries, and (ii) neither the Company nor its Subsidiaries has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected. Except as set forth on Schedule 4.10(d), during the past three (3) years, (i) to the Company’s Knowledge, there have been no material security breaches in the information technology systems of the Company or its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that adversely affected the business or operations of the Company or its Subsidiaries in any material respect. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.
(e)    To the Company’s Knowledge, the Company and each of its Subsidiaries have at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company. Since January 1, 2016, no written claims have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights, and to the Knowledge of the Company, there does not exist any colorable basis therefor. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure relating to privacy, data protection, or the collection, retention, protection, and use of personal information collected, used, or held for use by or on behalf of the Company or its Subsidiaries in the conduct of the business. The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse, including through administrative, technical, and physical safeguards.
Section 4.11    Litigation. Except as set forth on Schedule 4.11, (a) there are no, and since January 1, 2016 there have not been any, Legal Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Entity or GSSMME, other than any Legal Proceedings (i) where no equitable relief is sought (other than Legal Proceedings in respect of foreclosures to which the Company is a party in the ordinary course of business of the Company) or (ii) where damages payable by or to the Company or its Subsidiaries are reasonably expected to be less than $500,000, and (b) to the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. Neither the Company nor its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity or GSSMME, or any settlement with a third party, that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 4.12    Employee Benefit Plans.
(a)    Schedule 4.12(a) sets forth a true and complete list of each Plan. Copies of the following materials have been made available to the Purchaser (in each case if applicable) with respect to each Plan: (i) the plan document (or a written description of the material terms if such Plan is not written), (ii) the current Internal Revenue Service determination or opinion letter, (iii) the current summary plan description and any summary of material modifications, (iv) the three most recent annual reports (Form 5500 Series) and all schedules thereto, (v) each current trust agreement and insurance contract relating to the funding or payment of benefits and (vi) the three most recently prepared actuarial reports and financial statements.
(b)    Each Plan has been established, maintained and administered in compliance in all material respects with the terms thereof and all applicable Laws. Each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or prototype opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Plan.
(c)    Neither the Company nor any of its Subsidiaries sponsors or maintains, has an obligation to contribute to or has any Liability with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 413 of the Code) or (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Plan provides for post-employment health insurance benefits except as required by Section 4980B of the Code or other applicable Law.
(d)    Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder has at all applicable times been documented and operated in compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code.
(e)    No claims are pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits), and no circumstances exist that would reasonably be expected to give rise to any such claims. No administrative investigation, audit or other administrative proceeding by any Governmental Entity or GSSMME with respect to any Plan is pending, in progress or, to the Knowledge of the Company, threatened. None of the Sellers, the Company or any Subsidiaries of the Company have engaged in any transaction which would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries under Section 4975 of the Code.
(f)    Except as set forth on Schedule 4.12(f), the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Plan, (ii) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to any payment or benefit under any Plan or (iii) require the funding of payments or benefits under any Plan. The consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not result in any payment or benefit under any Plan that could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
Section 4.13    Insurance. Schedule 4.13(a) sets forth a correct and complete list of each insurance policy maintained by or for the benefit of the Company and its Subsidiaries, and true and correct copies of such policies have been made available to the Purchaser, including all written endorsements, amendments, supplements, waivers of rights and other modifications. All such policies are in full force and effect (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms). Policies providing substantially similar insurance coverage have been in effect continuously since January 1, 2014. Such policies are sufficient for material compliance with applicable Law and with all Contracts to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 4.13(a), the Company and its Subsidiaries are current in all premiums or other payments due under the insurance policies listed on Schedule 4.13(a) and have otherwise complied in all material respects with all of their obligations under each such policy, and no further premiums or payments will be due after the Closing with respect to the period prior to the Closing. Since January 1, 2016, neither the Company nor its Subsidiaries has received written notice of cancellation, termination, or denial of coverage with respect to any such insurance policy, each such insurance policy is in full force and effect and all premiums due thereunder have been paid in full. To the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of a policy. Except as set forth on Schedule 4.13(b), there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Company or its Subsidiaries. With respect to each Legal Proceeding that has been filed against the Company since January 1, 2016, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company in writing of its intent to do so. No insurance policies are maintained for the benefit of the Company or its Subsidiaries by any equityholder of the Company.
Section 4.14    Compliance with Laws.
(a)    Except as otherwise set forth on Schedule 4.14(a), the Company and its Subsidiaries are, and since January 1, 2016 have been, and each has conducted its business and operations, in compliance with all applicable Laws, including the applicable provisions of the Safe and Fair Enforcement for Mortgage Licensing Act of 2008, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act, the Equal Credit Opportunity Act and Regulation B, the Home Ownership and Equity Protection Act, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act and Regulation X, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated by the Consumer Financial Protection Bureau, Electronic Signatures in Global and National Commerce Act, the Homeowners Protection Act, the Revised Tennessee Captive Insurance Act and all other applicable Laws relating to the origination, financing and servicing of Mortgage Loans and debt collection (except, in each case, in which the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole). All approvals, filings, permits, licenses and registrations of Governmental Entities or GSSMMEs (collectively, “Permits”) required to conduct the business of the Company as presently conducted are in the possession of the Company or one of its Subsidiaries (as applicable), are in full force and effect and are being complied with, except for such Permits the failure of which to possess, to be in full force and effect or with which to be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. With respect to such Permits (i) each Permit is valid and in full force and effect, (ii) the Company and its Subsidiaries are in material compliance with all such Permits, (iii) neither the Company nor any of its Subsidiaries has been since January 1, 2016 or is currently in default or violation of any of the Permits, in any material respect, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of any cancellation or suspension of any such Permits. Since January 1, 2016, except as otherwise set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries (i) has received any written notice from any Governmental Entity or GSSMME or private party alleging noncompliance with any applicable Law (other than routine allegations of noncompliance following customary examinations, the resolution of which was not (or will not be) material to the Company and its Subsidiaries taken as a whole); (ii) has incurred any material Liability for failure to comply in any material respect with any applicable Law; (iii) has conducted any internal investigation regarding a potential or actual violation in any material respect of any Law by any director, officer, employee or agent of the Company or any of its Subsidiaries; or (iv) has made any mandatory or voluntary disclosure to any Governmental Entity or GSSMME, with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other equity holder, officer, employee or agent or concerning actual or alleged fraud. Since January 1, 2016, the Company (i) has not received any written notice (or, to the Company’s Knowledge, any other communication) of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, by any Governmental Entity or GSSMME, and (ii) has not received any written notice indicating that any event has occurred or any circumstance exists that could reasonably be expected to result in the Company or any of its Subsidiaries not maintaining its servicing rights in respect of any servicing agreement with a Governmental Entity or GSSMME or other third party. Except as otherwise set forth on Schedule 4.14(a), to the Company’s Knowledge, there is no investigation, proceeding or disciplinary action currently pending or threatened against the Company or its Subsidiaries by a Governmental Entity or GSSMME, except, in each case, for any such investigation, proceeding or disciplinary action that, if adversely determined, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2016, the Company has filed all material reports, notifications and other filings required to be filed with any Governmental Entity or GSSMME pursuant to applicable Law, and has paid all fees and assessments due and payable in connection therewith.
(b)    The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.
(c)    Since January 1, 2016, neither the Company nor its Subsidiaries nor any officer, director, or, to the Company’s Knowledge, employee of the Company or its Subsidiaries or any of their respective agents or representatives is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) and the UK Bribery Act 2010, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    To the extent required by applicable Law, the Company and each of its Subsidiaries have adopted, maintained and complied with adequate “know-your-customer” and anti-money laundering programs and reporting procedures, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering.
(e)    Neither the Company nor its Subsidiaries nor any of the Company’s or its Subsidiaries’ respective officers nor any of their respective directors or employees or, to the Company’s Knowledge, agents is a Sanctioned Person. The Company and its Subsidiaries and their respective officers and their respective directors, employees and, to the Company Knowledge, agents are in compliance with, and have not previously within the past five (5) years violated in any material respect, any Sanctions. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or its Subsidiaries with respect to Sanctions. The Company and its Subsidiaries have in place controls and systems to reasonably designed to ensure compliance with applicable laws pertaining to Sanctions in each of the jurisdictions in which the Company and its Subsidiaries do business.
Section 4.15    Broker-Dealer Matters.
(a)    Each Broker-Dealer Entity is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material aspects with the applicable provisions of the Exchange Act applicable to broker-dealers. To the extent required, each Broker-Dealer Entity is a member organization in good standing with FINRA and any other self-regulatory organization where the conduct of its business requires such membership and in compliance in all material respects with all applicable rules and regulations of FINRA and any other self-regulatory organization of which it is a member. Each Broker-Dealer Entity is duly registered, licensed or qualified as a broker-dealer under, and in compliance in all material respects with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect. There is no action or proceeding pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.
(b)    None of the Company or any of its Subsidiaries, or any of their respective “associated persons,” including any of their directors, officers or employees required to be registered or licensed as a registered representative, (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, material limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company or its Subsidiaries as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) to the Company’s Knowledge, there is no investigation pending or threatened against the Company or any of its Subsidiaries or any of their “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).
(c)    Except as set forth on Schedule 4.15(c), (i) each Broker-Dealer Entity is in compliance in all material respects with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Broker-Dealer Entity that will result in it not being in compliance in all material respects with applicable regulatory net capital requirements, and (ii) each Broker-Dealer Entity is in compliance in all material respects with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.
(d)    The Company has made available to the Purchaser prior to the date hereof a true, correct and complete copy of each Broker-Dealer Entity’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2016, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, periodic regulatory report and all correspondence responding to results of any formal examination filed by each Broker-Dealer Entity with the SEC, FINRA and any state securities authority since January 1, 2016. Each Form BD and each Broker-Dealer Entity’s other registrations, periodic regulatory reports and results of any formal examination filed with the SEC, FINRA and any state securities authority since January 1, 2016 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.
(e)    Neither the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.
(f)    The Company has provided the Purchaser with true, correct and complete copies as in effect as of the date hereof of (i) material policies of the Company and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering or unlawful political contributions, payments or gifts to government officials, (ii) material personal securities trading policies of the Company and its Subsidiaries, and (iii) material codes of conduct and ethics of the Company and its Subsidiaries.
(g)    The conduct of the business of the Company and its Subsidiaries, as presently conducted and as conducted at all times since January 1, 2016, does not require any of the Company or its Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Entity and is otherwise in material compliance with the Advisers Act.
Section 4.16    Environmental Matters. Except as set forth on Schedule 4.16:
(a)    The Company and its Subsidiaries are and, except for matters which have been fully resolved, have since January 1, 2016 been in compliance in all material respects with all applicable Environmental Laws.
(b)    The Company and its Subsidiaries possess all Permits required under Environmental Laws for their operations as currently conducted and are in compliance with all terms and conditions of such Permits, except where the failure to possess or be in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)    There are no material Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws. To the Company’s Knowledge, there are no facts, conditions or circumstances that would be reasonably likely to result in a Legal Proceeding being brought against the Company or any of its Subsidiaries pursuant to Environmental Laws except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    Neither the Company nor its Subsidiaries is subject to any material outstanding judgment, order or decree of any court or other Governmental Entity pursuant to Environmental Laws.
(e)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will require the Purchaser or the Company or any of their respective Affiliates to make any filings pursuant to or to comply with the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 – 22a-134e, or the New Jersey Industrial Site Recovery Act N.J.S.A. §§ 13:1K-6, et seq.
(f)    The Company has delivered or otherwise made available for inspection to the Purchaser true and complete copies of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) or correspondence in the possession of or reasonably available to the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims under any Environmental Law; or (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries.
Section 4.17    Affiliate Transactions. Other than as set forth on Schedule 4.17 or pursuant to an employment agreement with an employee of the Company or its Subsidiaries or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no officer, director or Affiliate of the Company or its Subsidiaries (a) is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries pursuant to which services or assets are to be provided or (b) has any interest in any asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, equity interests in the Company or any of its Subsidiaries).
Section 4.18    Labor Matters.
(a)    (i) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements (collectively, “Collective Bargaining Agreements”) with any labor union, labor organization or works council (collectively, “Labor Union”); (ii) there are no Collective Bargaining Agreements that pertain to any of the employees of the Company or its Subsidiaries; and (iii) no employees of the Company or its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with the Company or its Subsidiaries.
(b)    No Labor Union has made a pending demand for recognition or certification, and, to the Company’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there have been no Labor Union organizing activities with respect to any employees of the Company or its Subsidiaries during the three (3) years preceding the date of this Agreement.
(c)    There has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries during the three (3) years preceding the date of this Agreement.
(d)    The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
(e)    Except as set forth on Schedule 4.18(e), to the Knowledge of the Company, no current or former employee, independent contractor or consultant of the Company or its Subsidiaries has materially breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with (i) the Company or its Subsidiaries or (ii) a former employer of any such individual relating to (A) the right of any such individual to be employed or engaged by any of the Company or its Subsidiaries or (B) the use or disclosure of confidential information in connection with such individual’s employment with or engagement by any of the Company or its Subsidiaries.
(f)    Except as could not reasonably be expected to result in material Liability to the Company, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(g)    Except as otherwise set forth on Schedule 4.18(g), the Company and its Subsidiaries have not received (i) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity or GSSMME responsible for the prevention of unlawful employment practices, (ii) written notice of the intent of any Governmental Entity or GSSMME responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (iii) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(h)    Neither the Company nor its Subsidiaries have engaged in any action that would require the Company or its Subsidiaries to provide notice as of the date hereof under the Workers’ Adjustment and Retraining Notification Act and any similar state or local law relating to plant closings and layoffs.
(i)    To the Knowledge of the Company, no current employee of the Company or its Subsidiaries, who is above the level of senior vice president or managing director, intends to terminate his or her employment.
Section 4.19    Bank Accounts; Letters of Credit and Powers of Attorney. Schedule 4.19 contains an accurate and complete list, for the Company and each of its Subsidiaries, of (a) all non-escrow operational bank accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes relating to the business and operations of such entity (including the name of the bank or other institution where such account or box is located and the name of each principal authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of such entity (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued) and (c) the name and address of each Person who has a power of attorney (revocable or irrevocable) to act on behalf of such entity.
Section 4.20    Brokerage. Except for fees and expenses of the Persons listed on Schedule 4.20 (true and complete copies of whose engagement letters have been delivered to the Purchaser prior to the execution of this Agreement), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Company would be liable following the Closing.
Section 4.21    Other Representations. Each of the representations set forth on Schedule 4.21 is hereby incorporated by reference into this Section 4.21.
Section 4.22    Acknowledgement of the Company. THE REPRESENTATIONS AND WARRANTIES BY THE PURCHASER EXPRESSLY CONTAINED HEREIN, IN THE CERTIFICATE DELIVERED BY THE PURCHASER AT CLOSING PURSUANT HERETO AND IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE PURCHASER.
Section 4.23    No Other Representations. The Purchaser acknowledges and agrees that, except for the representations and warranties contained in this Article IV, the Company makes no other express or implied representation or warranty.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants, severally (and not jointly) and solely as to such Seller, to the Purchaser that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedules referenced in this Article V:
Section 5.01    Organization and Power. Such Seller, if a business entity and not an individual, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with full power and authority to enter into this Agreement and perform its obligations hereunder.
Section 5.02    Authorization. Such Seller has all requisite power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on such Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
Section 5.03    Title to Securities. Such Seller is the sole lawful record and beneficial owner of and has good and valid title to the Securities set forth opposite such Seller’s name on Schedule 5.03 (the “Securities”), and will convey the Securities to the Purchaser, free and clear of all Liens (other than Liens created or imposed by the Purchaser or any applicable securities Laws), upon the books of the Company.
Section 5.04    No Violation. Except where the failure of any of the following to be true would not (i) have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or (ii) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, such Seller is not subject to or obligated under its governing documents, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by such Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 5.05    Governmental Consents. Except as set forth on Schedule 5.05 and except for the applicable requirements of the HSR Act, such Seller and its Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity or GSSMME in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or GSSMME or any other party or Person is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 5.06    Litigation. There are no Legal Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller at law or in equity, or before or by any Governmental Entity or GSSMME, which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby in any material respect. Such Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity or GSSMME that would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.
Section 5.07    Affiliate Transactions. Except as set forth on Schedule 5.07, neither such Seller nor any of its Seller Parties are a party to any Contract with the Company or any of its Subsidiaries, own any asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries, have any claim or cause of action against the Company or any of its Subsidiaries, and are owed any payment or other obligation by the Company or any of its Subsidiaries, in each case, as would be material to the Company and its Subsidiaries, taken as a whole. No officer or director of such Seller or any individual in such officer’s or director’s immediate family, and no Affiliate of such Seller, (a) is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries pursuant to which services or assets are to be provided, (b) is owed any material payment or other obligation by the Company or any of its Subsidiaries, (c) has any material interest in any asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries or (d) has any material claim or cause of action against the Company or any of its Subsidiaries.
Section 5.08    Non-Foreign Status. Such Seller is not (or, in the case of a Seller that is a disregarded entity for U.S. federal income Tax purposes, the regarded owners of such Seller are not) a “foreign person” within the meaning of Sections 897 and 1445 of the Code.
Section 5.09    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller or any of its Seller Parties for which the Purchaser or the Company would be liable following the Closing.
Section 5.10    Acknowledgement of the Sellers. THE REPRESENTATIONS AND WARRANTIES BY THE PURCHASER EXPRESSLY CONTAINED HEREIN, IN THE CERTIFICATE DELIVERED BY THE PURCHASER AT CLOSING PURSUANT HERETO AND IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE SELLERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE PURCHASER.
Section 5.11    No Other Representations. The Purchaser acknowledges and agrees that, except for the representations and warranties contained in this Article V, the Sellers make no other express or implied representation or warranty.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers and the Company that, as of the date of this Agreement and as of the Closing Date:
Section 6.01    Organization and Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.
Section 6.02    Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and assuming that this Agreement is a valid and binding obligation of each of the Company and the Sellers, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No vote of the holders of any class or series of capital stock of the Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.
Section 6.03    No Violation. Except for the applicable requirements of the HSR Act, and except where the failure to be true would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, the Purchaser is not subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 6.04    Governmental Consents. Except as set forth on Schedule 6.04 and except for the applicable requirements of the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity or GSSMME in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Entity or GSSMME or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
Section 6.05    Litigation. There are no Legal Proceedings pending or, to the Purchaser’s Knowledge, threatened against the Purchaser at law or in equity, or before or by any Governmental Entity or GSSMME, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
Section 6.06    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Sellers or any of their respective Affiliates would be liable following the Closing.
Section 6.07    Investment Representation. The Purchaser is acquiring the Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Securities. The Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities Laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 6.08    Financing. The Purchaser or Affiliates of the Purchaser will, collectively, have at the Closing sufficient cash, available lines of credit or other sources of funds necessary to purchase the Securities pursuant to this Agreement and pay all fees and expenses owed by the Purchaser in connection therewith.
Section 6.09    Acknowledgments of the Purchaser.
(a)    The Purchaser has conducted to its satisfaction an independent investigation and verification of the Company and its Subsidiaries and the results of operations and projected operations of the Company and its Subsidiaries.
(b)    THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND THE COMPANY EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V, IN ANY SCHEDULE OR EXHIBIT HERETO, IN THE CERTIFICATES DELIVERED BY THE SELLERS AND THE COMPANY AT CLOSING PURSUANT HERETO AND IN THE ANCILLARY AGREEMENTS AND ANY SCHEDULE OR EXHIBIT THERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY RELATING TO THE FUTURE OR HISTORICAL OPERATIONS OF THE COMPANY OR ITS SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THE COMPANY.
(c)    In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections from, or on behalf of, the Sellers and the Company. Without limiting Section 6.09(a) or Section 6.09(b) the Purchaser acknowledges that (i) uncertainties are inherent in such estimates, projections and other forecasts and plans, (ii) the Purchaser is familiar with such uncertainties and (iii) subject to the express representations and warranties of the Sellers and the Company set forth herein, the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
Section 6.10    No Other Representations. The Company and the Sellers acknowledge and agree that, except for the representations and warranties contained in this Article VI, the Purchaser makes no other express or implied representation or warranty.
ARTICLE VII

COVENANTS OF THE COMPANY
Section 7.01    Conduct of the Business.
(a)    From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct its business and the businesses of its Subsidiaries in the ordinary course of business and use commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ business organizations, to retain the services of its current officers and employees, to preserve the goodwill of its material customers, material suppliers and other Persons with whom it has material business relationships and to maintain in the ordinary course of business their respective properties and assets in good repair and operating condition (subject to normal wear and tear), except (i) as otherwise expressly required by this Agreement, (ii) if the Purchaser shall have consented in writing or (iii) as required by Law.
(b)    From the date hereof until the Closing Date, except (w) as set forth on Schedule 7.01(b), (x) as otherwise expressly required by this Agreement, (y) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) or (z) as required by Law, the Company shall not and shall cause its Subsidiaries not to:
(i)    except in connection with certain securitization transactions in a manner consistent with past practice (A) issue any note or bond or enter into any other debt agreement, obligation or security, or create, borrow, assume or guarantee any amount, other than (1) borrowings incurred to provide liquidity for the Company’s operations in the ordinary course of business that do not require an increase in the total amount available to the Company and its Subsidiaries (taken as a whole) under the lines of credit of the Company and its Subsidiaries (taken as a whole) in excess of 110% of the total amount available under such lines of credit as of the date hereof, or (2) securing, renewing, extending or refinancing existing credit facilities used for working capital purposes in the ordinary course of business; provided that any assets used to secure such existing credit facilities shall be limited to assets of the type pledged to secure such existing facilities on the date hereof; provided, further that any renewal, extension or refinancing shall be on terms not materially less favorable to the Company than the terms of the existing credit facility being so renewed, extended or refinanced, or (B) mortgage or pledge any portion of its assets with an aggregate value in excess of $1,000,000, except for Permitted Liens; and, provided, further, that consummating securitization transactions in connection with or similar to the Company’s SCOT securitization program require the prior written consent of the Purchaser;
(ii)    enter into, materially modify or terminate any Material Contracts, other than as set forth on Schedule 7.01(b)(ii);
(iii)    issue, sell or deliver any units or shares of its or its Subsidiaries’ equity securities or issue or sell any securities convertible or exchangeable into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities;
(iv)    except as required by the terms of a Plan as in effect on the date hereof or required by Law, (A) increase the compensation or benefits available to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, or accelerate the vesting or payment of any such compensation or benefits; (B) adopt, modify or terminate any Plan or any arrangement that would be a Plan if in existence on the date hereof; (C) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Plan; (D) hire or extend an offer of employment or engagement to any individual if such individual would have an expected annual compensation above $250,000, other than to fill an open position communicated to the Purchaser in writing prior to the date hereof and with compensation and benefits that are no greater than those provided to similarly situated employees or other service providers of the Company; or (E) terminate any employee, officer, director or consultant of the Company or any of its Subsidiaries, other than terminations for cause in the ordinary course of business;
(v)    effect any recapitalization, reclassification, equity split or like change in its capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation, or other reorganization;
(vi)    amend its or its Subsidiaries’ certificate or articles of formation or incorporation or bylaws (or similar organizational documents);
(vii)    sell, assign or transfer or lease, license, pledge, encumber, grant or dispose of any assets, including the equity securities of the Company’s Subsidiaries, except with respect to Mortgage Loans or MSRs in the ordinary course of business (it being understood and agreed that nothing in this Agreement shall permit the sale, assignment or transfer of any of the MSRs (A) that are subject to the MSR Purchase Agreement, other than in accordance therewith, or (B) that are listed on Schedule 7.01(b)(vii)(B));
(viii)    acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, entity or other Person or division thereof, or any substantial portion thereof or any material amount of assets, or make any investment in excess of $750,000 in, or any loan in excess of $250,000 to, any other Person, other than Mortgage Loans funded or purchased in the ordinary course of business;
(ix)    make any capital expenditures in excess of 110% of the budgeted capital expenditures that are reflected in the Company’s and its Subsidiaries’ calendar year 2017 budget (the “Budget”) as set forth on Schedule 7.01(b)(ix) in the aggregate or commitments therefor (it being agreed that, for purposes of capital expenditures or commitments to be made in calendar year 2018, the applicable amounts and limitations set forth above shall apply, and the Budget shall be subject to a 10% increase);
(x)    make any loan (other than a Mortgage Loan on arms’-length terms), or enter into any other material transaction with, any of its directors, officers, employees, or equityholders of the outstanding equity interests of the Company;
(xi)    change its accounting policies, methodologies, forecasting models or procedures, other than (A) as required by changes in GAAP or (B) as otherwise required for compliance with GAAP (in the case of clause (B), solely to the extent directed by the Company’s independent accountants);
(xii)    except in the ordinary course of business, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of the Purchaser, any Trade Secret;
(xiii)    (A) waive, release, assign, settle or compromise any material claims or rights, other than in the ordinary course of business involving less than $250,000, or any legal action in any manner so that monetary relief in excess of $250,000 in the aggregate, or any type of relief other than monetary relief, is awarded or granted to any party or (B) commence a material Legal Proceeding;
(xiv)    except for the items listed on Schedule 4.08, make, change, or revoke any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, make a request for a Tax ruling or enter into a closing agreement or similar agreement in respect of Taxes, surrender any right to any material Tax refund, agree to a waiver or extension of any statute of limitations with respect to Taxes, or change the classification of the Company or its Subsidiaries for U.S. federal Tax purposes;
(xv)    (A) recognize or certify any Labor Union as the bargaining representative for any employees of the Company or its Subsidiaries, or (B) modify, extend or enter into any Collective Bargaining Agreement with any Labor Union;
(xvi)    fail to comply in any material respect with Section 8 of Real Estate Settlement Procedures Act and Regulation X, or any applicable requirement covering the need to obtain or maintain a state license to conduct the activities of the Company or its Subsidiaries;
(xvii)    take any action the primary intent of which is to reduce Adjusted TBV in a manner adverse to the Purchaser; or
(xviii)    agree or commit to do any of the foregoing.
(c)    The Purchaser acknowledges and agrees on behalf of itself and its Affiliates that: (i) nothing contained in this Agreement shall give the Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing and (ii) prior to the Closing, the Company’s management and board of managers and the Sellers shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over the Company’s operations.
Section 7.02    Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide the Purchaser and its Subsidiaries and any of their respective designated officers, directors, managers, principals, attorneys, accountants, consultants, investment bankers, financial advisors, Financing Sources, agents and employees (in each case, as applicable, “Representatives”) with reasonable access during normal business hours and upon reasonable written notice to the offices, properties, personnel, books and records of the Company and its Subsidiaries and to such other information relating to the business of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request (it being understood and agreed that each Purchaser’s Representative shall be deemed a “Representative” under the Confidentiality Agreement); provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, and (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would reasonably be expected to (i) waive any legal privilege or (ii) be in violation of applicable Law (including the HSR Act) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided that, in the case of clauses (i) and (ii), the Company shall use its commercially reasonable efforts to provide such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences). The Purchaser acknowledges that Purchaser is and remains bound by the Confidentiality Agreement, between Fortress Investment Group LLC and the Company, dated as of April 21, 2017 (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 7.02 shall be directed to the Person designated by the Company in a written notice given to the Purchaser. Prior to the Closing, (x) the information provided pursuant to this Section 7.02 may be used by the Purchaser and its Affiliates and their respective Representatives solely for the purpose of effecting the transactions contemplated by this Agreement, and will otherwise be governed by all the terms and conditions of the Confidentiality Agreement, and (y) all information relating to the Purchaser or its Affiliates received by the Company, the Sellers or the Representative or their respective Affiliates or Representatives shall be subject to the disclosure, use and other restrictions set forth in the Confidentiality Agreement with respect to such information as if such restrictions applied to such Persons. From and after the Closing, the Sellers shall, and shall cause their applicable Affiliates and its and their Representatives to, keep confidential and not use for their benefit or for the benefit of any other Person, any and all non-public information relating to the Purchaser and its Affiliates (including the Company and its Subsidiaries), and the Sellers shall provide or cause to be provided access to books, records and employees (including such information as is necessary or advisable for the preparation by the Purchaser of any filing under the Securities Act or periodic reports under the Exchange Act), and retain or cause to be retained, books and records, in each case as to such access and retention relating to the Company and its Subsidiaries in respect of periods prior to the Closing Date.
Section 7.03    Regulatory Filings; Consents.
(a)    The Sellers and the Company shall, and shall cause their respective Affiliates to, in consultation with the Purchaser, (i) (A) submit all notices to third parties, Governmental Entities and GSSMMEs and (B) use commercially reasonable efforts to obtain the third-party and Governmental Entity or GSSMME consents, approvals or other authorizations, in each case as required in connection with the transactions contemplated by this Agreement, including those set forth on Schedule 7.03(a)(i), (ii) prepare change of control applications and, where necessary, new license applications due to the change of ownership relating to such consents, approvals or other authorizations, as applicable, and such applications shall be provided to the Purchaser for the Purchaser’s review and comment, (iii) subject to the penultimate sentence of this Section 7.03(a), the Company or the Company’s counsel shall promptly (and in no event later than fifteen (15) Business Days following the date hereof) make or cause to be made all filings and submissions set forth on Schedule 7.03(a)(iii), each in materially complete form (with any updates or supplements thereto to follow promptly thereafter), (iv) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing and (v) (A) supply promptly any additional information and documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use commercially reasonable efforts to take all actions necessary to obtain all required clearances. Notwithstanding anything to the contrary in this Agreement, none of the Sellers, the Company or their respective Affiliates shall submit any change of control applications, new license applications, material written correspondence, or other regulatory filings (other than license renewals, branch licenses, mortgage loan originator licenses, or any correspondence, other regulatory filings, or other submissions related to license filings in process as of the date hereof) relating to the Governmental Entity or GSSMME consent process without the prior written consent of the Purchaser, it being agreed that the Purchaser shall have the right to review and submit any such item on behalf of the parties hereto upon receiving approval from the Company and that the Purchaser or the Purchaser’s counsel shall have primary control over submissions to and communications with and between any Governmental Entity or GSSMME relating to the third-party and Governmental Entity or GSSMME consents, approvals or other authorizations required in connection with the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to provide oral progress reports to the Purchaser on a weekly basis (or as frequently as the parties may otherwise agree) with respect to matters relating to this Section 7.03.
(b)    Without limiting the generality of the foregoing, as soon as practicable following the date hereof (and with respect to the HSR Filing, within seven (7) Business Days), the Company and the Sellers shall make or cause to be made all filings and submissions required of the Company and the Sellers under the HSR Act (the “HSR Filing”) or other Laws or regulations applicable to the Company and the Sellers necessary in any material respect for the consummation of the transactions contemplated by this Agreement. The Sellers and the Company shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities or GSSMMEs in connection with the transactions contemplated by this Agreement. The Sellers and the Company shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing. The Company and the Sellers shall cause the filings under the HSR Act to be considered for grant of “early termination.”
(c)    The Sellers shall, and shall cause the Company to, also consult with and cooperate with the Purchaser, and consider in good faith the views of the Purchaser, in connection with, and provide to the Purchaser in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity or GSSMME by or on behalf of the Company or the Sellers in connection with transactions contemplated by this Agreement, except as may be prohibited or restricted by Law. Without limiting the foregoing, each of the Sellers and the Company agrees, subject to applicable Law, to (i) give the Purchaser reasonable advance written notice of all in-person meetings with any Governmental Entity or GSSMME and an opportunity to participate in each of such meetings, to the extent such meeting is related to the transactions contemplated by this Agreement, to the extent practicable and permitted by such Governmental Entity or GSSMME, (ii) give the Purchaser reasonable advance written notice of substantive oral communications with any Governmental Entity or GSSMME relating to the effectuation of the transaction contemplated by this Agreement and an opportunity to participate in each of such communications, to the extent practicable and permitted by such Governmental Entity or GSSMME, (iii) if any Governmental Entity or GSSMME initiates a substantive oral communication regarding the transactions contemplated by this Agreement, promptly notify the Purchaser of the substance of such communication, to the extent permitted by such Governmental Entity or GSSMME, (iv) provide the Purchaser with a reasonable advance opportunity to review and comment upon any written communication (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity or GSSMME to the extent such communication is related to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity or GSSMME, and the Purchaser agrees to promptly, and in no event later than three (3) Business Days after its receipt thereof, provide to the Company all comments of the Purchaser with respect to such written communications, and (v) provide the Purchaser with copies of all written communications to or from any Governmental Entity or GSSMME to the extent such communication is related to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity or GSSMME. Any of the foregoing required disclosures or provision of copies to the Purchaser may be made on an outside counsel basis if appropriate, as reasonably determined by the Company after consultation with counsel.
(d)    The Purchaser shall cooperate in good faith with the Company’s activities pursuant to this Section 7.03.
Section 7.04    Conditions; Avoidance of Delays. Each of the Company and the Sellers shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied as soon as reasonably practicable following the date hereof, to cause the Closing to occur as expeditiously as reasonably practicable following the execution of this Agreement, and, subject to Section 2.01, to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing). Each of the Sellers and the Company agrees not to take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or the MSR Purchase Agreement without the prior written consent of the Purchaser.
Section 7.05    Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Company and the Sellers shall not, and shall cause their respective Subsidiaries, officers, employees and authorized representatives not to, (a) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning any direct or indirect purchase of the Securities or any merger, sale of a material portion of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business to the extent permitted hereunder) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, if the Company, the Sellers or their respective Affiliates or their respective Representatives receive any inquiry, proposal or offer from any third party with respect to a possible proposal relating to a transaction of the type described in clause (a) of the preceding sentence, the Company shall (i) notify the Purchaser of the receipt thereof (including the terms and conditions thereof) as promptly as reasonably practicable and (ii) inform such third party that the Company is subject to exclusivity and may not discuss such matters.
Section 7.06    Notification.
(a)    From the date hereof until the Closing Date, (a) if any Sellers or the Company has or obtains Knowledge of any (i) material variances from the representations and warranties contained in Article IV or Article V, (ii) material breaches of covenants or agreements contained in this Agreement or (iii) other circumstance that would (in each case) cause any condition set forth in Section 3.01 not to be satisfied, the Company shall, as soon as practicable, disclose to the Purchaser in writing such material variances, material breaches and/or other circumstances, as applicable, and (b) each of the Company and the Sellers shall give prompt written notice to the Purchaser of its receipt of (i) any written notice from any Governmental Entity or GSSMME or any counterparty to a Material Contract alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (in each case, other than any Governmental Entity or GSSMME or any counterparty to a Material Contract identified in the Disclosure Schedules as a Person from whom such consent is or may be so required), (ii) any written notice from any Governmental Entity or GSSMME in connection with the transactions contemplated by this Agreement, (iii) any material communication (including any notice in connection with any inquiry, investigation or request for information) from or to any Governmental Entity or GSSMME or (iv) any material communication from any trustee, noteholder or subservicing client.
(b)    The Company shall (i) provide oral updates to the Purchaser (on no less than a weekly basis) on the status of the Investigation until its completion and (ii) promptly notify the Purchaser of the completion of the Investigation and describe the findings and/or recommendations thereof.
(c)    Notwithstanding anything to the contrary in this Agreement, neither the delivery of any notice pursuant to this Section 7.06, nor any knowledge that the Purchaser or its Representatives may have acquired, nor could have acquired (in each case, whether before or after the date of this Agreement or the Closing Date), nor any investigation or due diligence by the Purchaser or its Representatives, shall limit or otherwise affect the representations, warranties, covenants or agreements of the Company or the Sellers, or the rights of the Purchaser or the remedies available thereto.
Section 7.07    Financing Cooperation.
(a)    Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to provide, such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation), at the Purchaser’s sole cost and expense (other than with respect of the preparation of the Post-Signing Financial Statements), with respect to any equity and/or debt financings (including any capital markets debt financing or any equity financing (whether public or private)) undertaken by the Purchaser or its Affiliates in connection with the transactions contemplated hereby prior to or concurrently with the Closing (such financing, the “Financing”), including using commercially reasonable efforts to:
(i)    furnish to the Purchaser (or, in the case of clauses (v) through (y) below, to the Financing Sources at the written request of the Purchaser) with (v) no later than March 31, 2018 (provided that the Closing has not occurred by such date), an audited consolidated balance sheet of the Company and the related audited consolidated statements of income, members’ equity and cash flows (prepared in accordance with GAAP) (including, an unqualified audit opinion of the Company’s independent auditors with respect to such financial statements) for the fiscal year ended December 31, 2017, (w) no later than the date which is forty five (45) days after the end of each fiscal quarter ended subsequent to March 31, 2018 (provided that the Closing has not occurred by such date), unaudited consolidated balance sheets of the Company (prepared in accordance with GAAP), as of the end of, and the related unaudited consolidated statements of income, members’ equity, and cash flows for, each such fiscal quarter and which unaudited financial statements shall be subject to a customary SAS 100 review by the Company’s independent auditors if necessary or desirable in connection with any Financing or if reasonably requested by the Financing Sources, (x) not later than twenty (20) days after the last calendar day in each month following the date of this Agreement prior to the Closing (or, if the twentieth (20th) day after the last calendar day in such month falls on a day that is not a Business Day, then no later than the next Business Day after such twenty (20th) day), the financial information described on Schedule 7.07(a)(i)(x) (the financial statements in clauses (v), (w) and (x), the “Post-Signing Financial Statements”), (y) as promptly as reasonably practicable upon request by the Purchaser, information relating to the Company and its Subsidiaries that is reasonably available to the Company and is reasonably required by the Purchaser and the Financing Sources to produce one or more customary confidential information memoranda, investor presentations, bank information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses and/or prospectus supplements and other customary marketing materials to be used in connection with the Financing, including identifying any portion of the information that constitutes material, non-public information and delivering customary representation letters and authorization letters, in each case, as deemed reasonably necessary by the Financing Sources to receive customary accountants’ comfort letters (other than (A) any pro forma financial information, (B) any description of the Financing or the transactions contemplated by this Agreement and (C) any information customarily provided by an investment bank) and (z) the Required Bank Information and reasonably cooperate, and cause its independent auditors to reasonably cooperate, with the Purchaser to update and correct any Required Bank Information such that the Required Bank Information remains Compliant; provided that, if the Company has otherwise complied with its obligations under this Section 7.07(a)(i) and the Purchaser requests in writing that the Company cause its independent auditors to assist in complying with the requirements of clause (b) of the term “Compliant,” the Purchaser shall reimburse the Company for any additional reasonable and documented costs of such independent auditors solely to the extent such costs are incurred in complying with such request as it relates to clause (b) of the term “Compliant”; provided further that it is understood and agreed that any unaudited Post-Signing Financial Statements and Required Bank Information shall be prepared in accordance with GAAP in a manner and with interpretations consistent with the Company’s past accounting practices (but without limiting the requirement in clause (z) of this Section 7.07(a)(i) that the Company use commercially reasonable efforts to cause such Required Bank Information be Compliant);
(ii)    participate in, and provide appropriate and customary assistance with the preparation of materials for, a reasonable number of requested and customary meetings (including upon reasonable advance notice and during normal business hours, customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Company’s senior management), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the syndication or other marketing of the Financing;
(iii)    reasonably assist with (A) the preparation of materials for rating agency presentations, investor presentations, bank information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses, prospectus supplements, marketing materials (including “public” and “private” versions) and similar documents reasonably required in connection with the Financing, (B) the preparation of customary pro forma financial statements reflecting the transactions contemplated by this Agreement and the Financing and (C) providing any information reasonably requested by the Purchaser to assist the Purchaser in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies;
(iv)    request its independent accountants to provide reasonable assistance to the Purchaser, consistent with their professional practice (including upon reasonable advance notice and during normal business hours, participating in a reasonable number of accounting due diligence sessions, providing their consent to the Purchaser to use their audit reports relating to the Company on customary terms in connection with the Financing and facilitating the delivery of customary comfort letters (including as to negative assurance) if reasonably necessary or desirable for the Purchaser to use the financial statements of the Company in any marketing or offering materials to be used in connection with the Financing);
(v)    execute and deliver definitive financing agreements, instruments, certificates, letters (including authorization letters to lenders reasonably required in connection with the syndication of any Financing or if reasonably requested by the Financing Sources) and other documents, to the extent reasonably requested by the Purchaser or the Financing Sources and customary for financings of the type(s) similar to the Financing;
(vi)    cooperate and provide customary information and certificates and other documents reasonably necessary to assist legal counsel to the Purchaser in connection with any legal opinions that such counsel may be required to give in connection with the Financing, in each such case, as is necessary and customary in connection with the Financing;
(vii)    cooperate reasonably with any customary due diligence requests by the Purchaser, the Financing Sources and their respective legal counsel; and
(viii)    furnish as promptly as reasonably practicable (and in any event at least three (3) Business Days prior to the Closing Date) all documentation and other information reasonably required by the Financing Sources from the Company and its Subsidiaries that such Financing Sources reasonably determine is required by regulatory authorities for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, as amended, that has been requested by the Purchaser or any of the Financing Sources at least ten (10) Business Days prior to the Closing Date; provided that the effectiveness of any certificate, definitive agreements or other documentation executed by or on behalf of the Company or any of its Subsidiaries shall be subject to the Closing.
(b)    In no event shall the Company or any of its Subsidiaries be required to (i) bear any third-party cost or expense, pay any third-party fee or incur any other actual or potential liability or give any indemnities arising from or directly or indirectly attributable to the Financing (including, for the avoidance of doubt, any fees and expenses of its accountants in providing any assistance to Seller (other than year-end audit expenses and expenses incurred in any review of the Post-Signing Financial Statements in a manner consistent with the Company’s past accounting practices) under this Section 7.07 prior to Closing (other than as are contingent upon Closing or which are reimbursed by the Purchaser)), (ii) undertake any obligation or liability whatsoever to any Financing Source that is not reimbursed by the Purchaser, (iii) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (iv) take any action that would reasonably be expected, in the reasonable judgment of the Company after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable (A) Laws, (B) obligations of confidentiality (not created in contemplation hereof) binding on the Company or its Subsidiaries (provided that in the event that the Company or its Subsidiaries do not provide information in reliance on the exclusion in this clause (B), the Company and its Subsidiaries shall provide notice to the Purchaser promptly that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)), (C) organizational documents, or (D) material Contract to which the Company or any of its Subsidiaries is a party, (v) provide or cause legal counsel for the Company or any of its Subsidiaries to provide any legal opinions, (vi) cause any condition to Closing set forth in Article III to fail to be satisfied or otherwise cause any breach of this Agreement, or (vii) except as contemplated by Section 7.08, execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than the authorization letters referred to above) and the directors and managers of the Company and the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained (except for resolutions approving agreements, documents, instruments and other actions that are contemplated by Section 7.08), in each case which are effective prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing provided that such logos are used solely in a manner that is customary for such purpose and not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights and on such other customary terms and conditions as the Company shall reasonably request.
(c)    The Purchaser shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, third-party costs and expenses suffered or incurred by any of them arising from or related to the Financing, any information prepared or used in connection therewith (other than any information provided in writing by the Company, the Sellers through the Company, or any of their respective Subsidiaries expressly for use in connection therewith), except to the extent (x) arising from the Fraud or willful misconduct of the Company or its Affiliates or their respective Representatives, or (y) that such losses, damages, claims, interest, awards, judgments, penalties, third-party costs or expenses are directly and primarily the result of a material breach of this Agreement; provided, that the foregoing shall not expand or change Seller’s indemnification obligations for a breach of its representations and warranties as set forth in Article XII.
(d)    The Purchaser acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its Subsidiaries pursuant to this Section 7.07 shall, to the extent such information constitutes material non-public information of the Company, only be provided to other Persons, including any potential Financing Sources, if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement.
(e)    The Company shall be given a reasonable opportunity to review and comment on any confidential information memoranda, investor presentations, bank information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses and/or prospectus supplements and other customary marketing materials to be used in connection with the Financing, and any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing.
(f)    The Purchaser acknowledges and agrees that the obtaining of the Financing is not a condition to Closing or its obligations under this Agreement.
(g)    Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit or otherwise affect the obligations of the Company or any of its Affiliates with respect to any financing cooperation or similar covenants contained in any other Contract entered into by the Company or any of its Subsidiaries with the Purchaser or any of its Affiliates, including any Ancillary Agreement.
Section 7.08    Treatment of Existing Indebtedness.
(a)    If requested by the Purchaser, the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to, take any actions (including one or more tender, exchange or change of control offers for, and any related consent solicitations) requested by the Purchaser that are reasonably necessary or advisable for the amendment, payoff, satisfaction, discharge and/or defeasance of any Existing Indebtedness (other than as identified on Schedule 7.08(a)) and shall amend, pay-off, redeem or satisfy, discharge and/or defease, as applicable, such Existing Indebtedness in accordance with and pursuant to the terms of the indenture, note purchase agreement, credit agreement or other similar agreement, as applicable, governing such Existing Indebtedness (any such amendment, pay-off, redemption, satisfaction, discharge or defeasance, the “Company Debt Payoff”), including taking any action reasonably necessary or advisable to obtain evidence therefor; provided that any such action described above shall not be required unless such action (i) can be conditioned on the occurrence of the Closing and (ii) would not result in the Company and its Subsidiaries having insufficient operational or borrowing capacity to operate its business substantially as operated as of the date hereof; provided, further, that at the Closing, the Purchaser, or the Company at the direction of the Purchaser, shall deposit, or cause to be deposited, with the appropriate trustee, agent or other recipient, funds sufficient to actually effect such payoff, redemption, satisfaction, discharge and/or defeasance.
(b)    The Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries and its and their respective officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to, provide cooperation reasonably requested by the Purchaser in connection with the Purchaser’s efforts to effect any Company Debt Payoff.
(c)    The Purchaser shall prepare all necessary and appropriate documentation in connection with any Company Debt Payoff, and the Company shall have a reasonable opportunity to review and comment upon such documents.
(d)    In connection with any Company Debt Payoff, the Purchaser may select any and all agents reasonably necessary to provide assistance in connection therewith and the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Subsidiaries to, enter into customary agreements with such agents so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such agent.
(e)    Purchaser acknowledges and agrees that the consummation of any Company Debt Payoff contemplated by this Section 7.08 is not a condition to the Closing or its obligations under this Agreement (it being understood, for the avoidance of doubt, that, notwithstanding the foregoing, the foregoing acknowledgment and agreement shall not limit the condition to the Closing contained in Section 3.02 in respect of the Specified Sub Debt and the Other Sub Debt).
Section 7.09    Intercompany Accounts and Agreements. Except as set forth on Schedule 7.09, all intercompany accounts and agreements between the Sellers or any of their Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, as of the Closing (other than any accounts or agreements of Affiliates of the Sellers (but, for the avoidance of doubt, not of the Sellers themselves)) that exist pursuant to or under a Contract that was entered into on bona fide arms-length terms and conditions) shall be settled (irrespective of the terms of payment of such intercompany accounts) and paid in full in cash or terminated at or prior to the Closing.
Section 7.10    Resignations. The Sellers and the Company shall deliver to the Purchaser duly signed resignations, effective as of and upon the Closing Date, of each of those directors and/or managers of the Company and its Subsidiaries identified by the Purchaser to the Company at least ten (10) Business Days prior to the Closing Date.
Section 7.11    Internal Controls over Financial Reporting. Without limiting any other provisions of this Agreement, the Company shall, at the cost and expense of the Purchaser (but solely with respect to documented out-of-pocket amounts payable to third parties), use commercially reasonable efforts to establish and document, utilizing existing resources of the Company and its Subsidiaries, (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Company and its Subsidiaries, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. The Company shall cooperate with the Purchaser with respect to integration planning in respect of accounting and financial reporting functions.
Section 7.12    Approvals. From the date hereof until the Closing Date, (a) the Company shall maintain, and shall cause its Subsidiaries, as applicable, to maintain in full force and effect, and satisfy at all times all related eligibility criteria in order to maintain in full force and effect, without notice of possible suspension, revocation or impairment, all required Permits necessary both to perform its obligations hereunder and to conduct its origination, servicing, appraisal and title businesses (including, for the avoidance of doubt, pure captive insurance company approval from the Tennessee Department of Commerce and Insurance, broker-dealer registration under the Exchange Act and all Agency approvals), (b) the Company shall use commercially reasonable efforts to obtain the approval of its applicable Subsidiary as a Community Development Financial Institution from the U.S. Department of the Treasury and, following the obtaining of such approval, to use commercially reasonable efforts to seek the membership of such Subsidiary in the Cincinnati branch of the Federal Home Loan Bank and (c) the Company shall submit to the Purchaser copies of all Agency, state and other governmental audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis for any such agency) and any remedies or sanctions proposed, imposed or required as a result thereof, in each case, only to the extent permitted by applicable Law and that such submissions could not result in a waiver by the Company of its attorney/client privilege with respect to any information contained therein (provided that the Company shall use its commercially reasonable efforts to submit such copies (or as much of them as possible, including via summary descriptions) in a manner that does not have such consequences).
Section 7.13    Agency Approvals. From the date hereof until the Closing Date, the Company shall maintain, and shall cause its Subsidiaries, as applicable, to maintain, their respective approved statuses as a seller, servicer, issuer, mortgagee and any other similar designation with each Agency, and good standing with each Agency.
Section 7.14    Maintenance of Insurance. From the date hereof until the Closing Date, the Company shall maintain, and shall cause its Subsidiaries, as applicable, to maintain, mortgage errors and omissions and fidelity insurance in such amounts and with deductibles as required by the Agencies. Following the Closing, if at any time the Purchaser causes the Company to replace any so-called “claims made” insurance policy with a replacement policy, then the Purchaser shall either (a) obtain for the benefit of the Company a so-called “tail policy” to insure against any gap in coverage with respect to any period prior to the effective date of any such replacement policy (any such period, a “Gap Period”) or (b) provide to the Company such other type of protection against losses that might arise with respect to any Gap Period, as the Purchaser, the Representative and the Business Executive (as defined in Schedule A) shall mutually agree upon, in each case, at the cost and expense of the Company.
Section 7.15    Borrower Disclosures. As soon as practicable following the date hereof, the Company and its Subsidiaries shall remove from all disclosures to be made to borrowers or potential borrowers any references to Spring Equity, LLC (or “Spring EQ” or similar references), including, for the avoidance of doubt, any annual privacy notices or such other disclosures relating to information of borrowers or potential borrowers being shared or otherwise made available to Spring Equity, LLC.
Section 7.16    Borrower and Customer Information. The Company (a) shall cooperate with the Purchaser with respect to managing the sharing of borrower and/or customer information (including in respect of Item 2(k) in Schedule 4.10(a)) with Affiliates and third parties and (b) shall not share any such information with Affiliates (other than Subsidiaries) or third parties without the Purchaser’s prior written consent.
Section 7.17    Termination of Annual Bonus Plan. The Company shall terminate, effective immediately prior to the Closing, any and all arrangements that provide for the payment of bonuses pursuant to an annual bonus pool that is determined with reference to the pre-tax income of the Company (including that certain Annual Bonus Pool Award Agreement by and between Ranieri Partners SM LLC (“Ranieri Partners”) and the Company, dated December 28, 2010, and any applicable provisions contained in any other agreement to which the Company is a party) and shall cause no further payments to be made or required to be made pursuant to any such arrangement on or after the Closing.
Section 7.18    Employment Agreements. If the Company fails to enter into an Employment Agreement with (x) an Employment Agreement Recipient in accordance with Section 3.01(g) or (y) any of the Persons set forth on Schedule 7.18 (or if any such employment agreement in (x) or (y) is otherwise not in full force and effect as of the Closing), then (i) the Company shall cause the termination of the employment of such Person with the Company and its Affiliates effective as of immediately prior to the Closing, (ii) such termination shall be deemed to be a termination of such Person’s employment without cause and such Person shall be entitled to any applicable severance payments and benefits to be paid or provided under such Person’s existing employment agreement with the Company or any of its Affiliate, (iii) the Company shall require such Person to execute a release in the form attached to the respective employment agreement in effect as of the date hereof of such Person set forth on Schedule 11.04, and (iv) the Company shall elect the longest period of non-competition and non-solicitation (if applicable) permitted under such Person’s existing employment agreement with the Company or its Subsidiaries and pay any amounts payable in connection therewith (any such severance payments and benefits and any costs, expenses or other liabilities in connection with the foregoing, the “Employment Agreement Severance Benefits”).
Section 7.19    Aggregator Vehicles.
(a)    From the date hereof through the later of (x) the end of the Third Earnout Period (as defined in Schedule A) and (y) the end of the Restricted Period, neither Shellpoint Management Holdings LLC (“SMH”) nor Shellpoint Group Participation LLC (“SGP”) shall amend, or waive any provision under, its certificate of formation or, in the case of SGP, Sections 8.4 and 13.3 of the SGP LLCA (such sections the “SGP Restricted Provisions”) or, in the case of SMH, Sections 14 or 22 of the SMH LLCA (such sections, the “SMH Restricted Provisions” and, together with the SGP Restricted Provisions, the “Restricted Provisions”), without the Purchaser’s prior written consent, it being agreed that (i) a copy of any proposed amendment or waiver shall be provided to the Purchaser in advance of its adoption, (ii) any amendment or waiver by SGP or SMH of any of the Restricted Provisions (other than to the extent (A) allowable pursuant to clause (iii) below or (B) required pursuant to Section 7.19(b)) below) shall be deemed to be adverse to the Purchaser and its Affiliates for the purposes of this Section 7.19(a), and (iii) SMH or SGP may amend such organizational documents (including any of Restricted Provisions) without the Purchaser’s consent in order to (and, in the case of any Restricted Provision, only to the extent necessary to) provide that any gain or loss associated with any profits interest or equity interest that was issued by or through SMH or SGP, as applicable, and that was forfeited by the holder thereof for any reason shall be reallocated, in a manner determined by SMH or SGP, as applicable, to some or all of the remaining profits interest or equity holders of SMH or SGP, as applicable.
(b)    Immediately prior to the Closing, (i) SGP shall amend the SGP LLCA such that any reference made therein to any provision of any iteration of the limited liability company agreement of the Company shall instead be replaced with a reference to a schedule (the “SGP Amendment Schedule”) that sets forth the version of such provision contained in the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated December 30, 2015 (the “Company Fourth A&R LLCA”), and (ii) SMH shall amend the SMH LLCA such that any reference made therein to any provision of any iteration of the limited liability company agreement of the Company shall instead be replaced with a reference to a schedule (the “SMH Amendment Schedule” and, together with the SGP Amendment Schedule, the “Amendment Schedules”) that sets forth the version of such provision contained in the Company Fourth A&R LLCA. From the effectiveness of the amendments made pursuant to the previous sentence, through the later of (x) the end of the Third Earnout Period (as defined in Schedule A) and (y) the end of the Restricted Period, neither SGP nor SMH shall amend, or waive any provision under, its respective Amendment Schedule (or the applicable sections of the limited liability company agreement referring to such Amendment Schedule) without the Purchaser’s prior written consent.
(c)    From the date hereof through the later of (x) the end of the Third Earnout Period (as defined in Schedule A) and (y) the end of the Restricted Period, to the extent requested by the Purchaser, each of SGP and SMH will take any and all actions available to such Person under and in accordance with the SGP LLCA or the SMH LLCA, as applicable, to enforce against any Person the SGP Restricted Provisions and/or the SMH Restricted Provisions, in each case, to the extent applicable.
Section 7.20    Certain Additional Actions. The Company shall, and, as applicable, shall cause its Subsidiaries to, use commercially reasonable efforts to take and carry out each of the actions set forth on Schedule 7.20, in each case, as promptly as reasonably practicable.
ARTICLE VIII

COVENANTS OF THE PURCHASER
Section 8.01    Notification. From the date hereof until the Closing Date, if the Purchaser has or obtains Knowledge of any (a) material variances from the representations and warranties contained in Article VI, (b) material breaches of covenants or agreements contained in this Agreement or (c) other circumstance that would cause any condition set forth in Section 3.02 not to be satisfied, the Purchaser shall, as soon as practicable, disclose to the Company and the Sellers in writing such variances, breaches and/or other circumstances, as applicable. The Purchaser shall give prompt written notice to the Company and the Sellers of its receipt of (x) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (in each case, other than any Governmental Entity or GSSMME or any counterparty to a Material Contract identified in the Disclosure Schedules as a Person from whom such consent is or may be so required) or (y) any written notice from any Governmental Entity or GSSMME in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the delivery of any notice pursuant to this Section 8.01, nor any knowledge that the Company or the Sellers or their respective Representatives may have acquired, nor could have acquired (in each case, whether before or after the date of this Agreement or the Closing Date), nor any investigation or due diligence by the Company or the Sellers or their respective Representatives, shall limit or otherwise affect the representations, warranties, covenants or agreements of the Purchaser or rights of the Company or the Sellers or the remedies available thereto.
Section 8.02    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years from and after the Closing, the Purchaser shall cause the Company and its Subsidiaries to honor and perform all indemnification obligations in respect of pre-Closing periods owed to any of the individuals who were officers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date as in effect as of the date hereof pursuant to documents previously made available to the Purchaser (except with respect to any matter to the extent any Purchaser Indemnified Party is entitled to indemnification pursuant to Article XII directly or indirectly from such individuals with respect to such matter). Notwithstanding the foregoing, and for the avoidance of doubt, the Purchaser shall not be obligated to cause the Company or its Subsidiaries to honor an indemnification obligation to any Person pursuant to this Section 8.02(a) for any Losses to the extent such Losses (i) constitute or otherwise arise from indemnification paid or payable (or deemed paid or payable) by such Person (directly or indirectly, including through any legal entity owned in whole or in party by such Person) to any Purchaser Indemnified Party or (ii) arise (A) from such Person's services on behalf of, or for the benefit of, any Seller Party, except services on behalf of, or for the benefit of, the Company or any of its Subsidiaries or (B) by reason of such Person being designated a control person of the Company or any of its Subsidiaries under applicable Law.
(b)    Prior to or at the Closing, the Purchaser shall purchase a prepaid directors and officers insurance policy or policies (the “D&O Tail”) which policy or policies provides liability insurance coverage for the individuals who were officers and/or directors of the Company or its Subsidiaries at or prior to the Closing Date on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Sellers, the Company or its Subsidiaries immediately prior to the Closing (the “Existing Directors and Officers Policy”) for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. The cost for the tail policy or policies shall not exceed 300% of the annual premium most recently paid by the Company for the Existing Directors and Officers Policy prior to the date of this Agreement; provided that if the cost for the tail policy or policies exceeds such amount, the Purchaser shall obtain the most advantageous policy or policies available for the premium equal to such amount.
(c)    The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
(d)    Notwithstanding anything herein to the contrary, if any Legal Proceeding (whether arising before, at or after the Closing Date) is made against any individual who was an officer and/or director of the Company or its Subsidiaries at or prior to the Closing Date, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of Section 8.02(a) shall continue in effect with respect to the applicable matter until the final disposition of such Legal Proceeding.
Section 8.03    Employment and Benefit Arrangements.
(a)    The Purchaser shall, or shall cause the Company or one of its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries as of the Closing (“Continuing Employee”) with the following until the earliest to occur of (x) the first anniversary of the Closing Date, (y) December 31, 2018 and (z) such Continuing Employee’s termination of employment: (i) a base salary or wage rate that is no less than the base salary or wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) an annual cash incentive opportunity that is substantially similar to the annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing, and (iii) health, welfare and retirement benefits that are substantially similar in the aggregate to those provided to the Continuing Employee immediately prior to the Closing; provided that the provisions of this Section 8.03(a) shall not apply to any Continuing Employee who is a party to an Employment Agreement.
(b)    The Purchaser shall use commercially reasonable efforts to provide each Continuing Employee with credit for such Continuing Employee’s service with the Company and its Subsidiaries prior to the Closing for purposes of (i) eligibility to participate in any benefit plan sponsored or maintained by the Purchaser (each, a “Purchaser Plan”) and (ii) the determination of the level of benefits under a Purchaser Plan for purposes of vacation and the calculation of severance pay, but not (x) to the extent duplication of benefits would result or (y) in respect of benefit accruals under any defined benefit pension plan or retiree medical or welfare arrangement.
(c)    With respect to each Purchaser Plan that is a health or welfare plan, the Purchaser shall use commercially reasonable efforts to (i) waive any limitation on coverage of a Continuing Employee due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) allow for each such Continuing Employee to apply all deductible payments, co-payments and co-insurance paid by such Continuing Employee under any Plan prior to the Closing during the year in which the Closing occurs for purposes of determining the extent to which such Continuing Employee has satisfied any applicable deductible and whether the Continuing Employee has reached the out-of-pocket maximum for such year.
(d)    The provisions of this Section 8.03 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies. Nothing in this Section 8.03 shall amend, or be deemed to amend (or prevent the amendment or termination of) any Plan, any Purchaser Plan or any other compensation or benefit plan. The Purchaser shall have no obligation to continue to employ or retain the services of any Continuing Employee or any other individual for any period of time following the Closing and, subject to the requirements of Section 8.03(a), Section 8.03(b) and Section 8.03(c), shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such individuals in its sole and absolute discretion.
Section 8.04    Regulatory Filings; Consents.
(a)    The Purchaser shall, and shall cause its Affiliates to, in consultation with the Sellers and/or the Company (as applicable), (i) use commercially reasonable efforts to obtain the third-party and Governmental Entity or GSSMME consents, approvals or other authorizations required in connection with the transactions contemplated by this Agreement, (ii) promptly make or cause to be made all filings and submissions required or deemed appropriate by either the Purchaser, on the one hand, or the Company or the Sellers, on the other hand, necessary in connection with the transactions contemplated by this Agreement under any Laws applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement (including the HSR Act), each in materially complete form (with any updates or supplements thereto to follow promptly thereafter), (iii) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (iv) (x) supply promptly any additional information and documentary material that may be requested in connection with such filings, (y) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (z) use commercially reasonable efforts to take all actions necessary to obtain all required clearances. The Purchaser or the Purchaser’s counsel shall have primary control over submissions to and communications with and between any Governmental Entity or GSSMME relating to the third-party and Governmental Entity or GSSMME consents, approvals or other authorizations required in connection with the transactions contemplated by this Agreement. The Purchaser shall use commercially reasonable efforts to provide oral progress reports to the Company on a weekly basis (or as frequently as the parties may otherwise agree) with respect to matters relating to this Section 8.04.
(b)    Without limiting the generality of the foregoing, as soon as practicable following the date hereof (and with respect to the HSR Filing, within seven (7) Business Days), the Purchaser shall make or cause to be made all filings and submissions required of the Purchaser under the HSR Act or other Laws applicable to the Purchaser for the consummation of the transactions contemplated herein. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination.” For the avoidance of doubt, all filing fees incurred in connection with the HSR Act shall be borne 50% by the Purchaser and 50% by the Company.
(c)    The Purchaser shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities or GSSMME. The Purchaser shall also consult and cooperate with Company, and consider in good faith the views of the Company, in connection with, and provide to the Company in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the foregoing. Without limiting the foregoing, the Purchaser agrees to (i) give the Company reasonable advance written notice of all in-person meetings with any Governmental Entity or GSSMME relating to the foregoing and an opportunity to participate in each of such meetings, to the extent practicable and permitted by such Governmental Entity or GSSMME, (ii) give the Company reasonable advance written notice of substantive oral communications with any Governmental Entity or GSSMME relating to the effectuation of the transactions contemplated by this Agreement and an opportunity to participate in each of such meetings, to the extent practicable and permitted by such Governmental Entity or GSSMME, (iii) if any Governmental Entity or GSSMME initiates a substantive oral communication regarding the transactions contemplated by this Agreement, promptly notify the Company of the substance of such communication, to the extent permitted by such Governmental Entity or GSSMME, (iv) provide the Company with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity or GSSMME regarding the effectuation of the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity or GSSMME, and the Company agrees to promptly, and in no event later than three (3) Business Days after its receipt thereof, provide to the Purchaser all comments of the Company with respect to such written communications, and (v) provide the Company with copies of all written communications to or from any Governmental Entity or GSSMME relating to the effectuation of the transactions contemplated by this Agreement. Any of the foregoing required disclosures or provision of copies to the Company may be made on an outside counsel basis if appropriate, as reasonably determined by the Purchaser after consultation with counsel.
(d)    Without limiting the generality of the foregoing, if a Legal Proceeding is threatened or instituted by any Governmental Entity or GSSMME or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser shall use its commercially reasonable efforts to avoid, resist, resolve or, if necessary, defend such Legal Proceeding. The Purchaser shall promptly and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Entity or GSSMME regarding the consummation of the transactions contemplated hereby: (i) resisting fully, vigorously and in good faith (including by the defense of Legal Proceedings) any request for, or the entry of, and seeking to have vacated or terminated, any order of any Governmental Entity or GSSMME that could restrain, prevent or delay the consummation of the transactions contemplated hereby, (ii) proposing and entering into good faith negotiations, providing information, making proposals and entering into and performing contracts or submitting to orders regarding (A) the sale, divestiture, licensing, holding separate or other disposition (and whether through the establishment of a trust or otherwise) of any assets, operations, businesses, divisions or customers (including, after the Closing, any of such items of the Company or any of its Subsidiaries) of the Purchaser or any of its Affiliates, and/or (B) the termination or modification of any contract or other business relationship, including the taking of any action that limits the freedom of action, of the Purchaser or any of its Affiliates and (iii) promptly taking and diligently pursuing all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or GSSMME or any other Person to the consummation of the transactions contemplated by this Agreement (collectively, an “Undertaking”). Notwithstanding anything to the contrary in this Section 8.04(d) or any other provision of this Agreement, the Purchaser shall not be required to commit to any Undertaking (and neither the Sellers nor the Company shall agree to any Undertaking without the Purchaser’s prior written consent) that is reasonably expected to (i) be material to either (A) the business of the Company and its Subsidiaries, taken as a whole or (B) the benefits reasonably expected by the Purchaser to be derived from the transactions contemplated by this Agreement or (ii) affect any Permit of, require any action in respect of, or impose any limitation on, the Purchaser or its Affiliates (other than the Company and its Subsidiaries) in a manner that would adversely impact the Purchaser or any of its Affiliates, except to a de minimis extent.
(e)    The Company and the Sellers shall cooperate in good faith with the Purchaser’s activities pursuant to this Section 8.04.
Section 8.05    Conditions; Avoidance of Delays. The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as reasonably practicable following the date hereof, to cause the Closing to occur as expeditiously as reasonably practicable following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being able to be satisfied at the Closing). The Purchaser shall not be required to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person in connection with obtaining a consent or waiver for a Contract.
Section 8.06    Release. The Purchaser agrees that, effective as of the Closing Date, each of the Company and each of its Subsidiaries shall be deemed to have released and discharged each Seller and each Seller’s Affiliates and their respective representatives (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to or arising out of the dealings of the Company and such Person from the beginning of time through the Effective Time (but, for the avoidance of doubt, not to the extent arising from and after the Effective Time until the end of time), other than claims, demands and causes of action (i) arising under this Agreement (including any indemnity obligations under Article XII), the MSR Purchase Agreement or the Subservicing Agreement or (ii) against any Seller or any officer, director or employee of any Seller arising as a direct or indirect result of fraud committed by such officer, director or employee. The Purchaser acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Purchaser acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, the Purchaser agrees that, effective as of the Closing, each of the Company and each of its Subsidiaries and the Purchaser shall be deemed to waive any such provision. The Purchaser further agrees that none of the Purchaser, the Company or any of the Company’s Subsidiaries shall, or shall permit any Subsidiary thereof to, institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims.
Section 8.07    Access to Records and Employees after Closing.
(a)    For a period of seven (7) years after the Closing Date, the Purchaser shall promptly (and in no case later than ten (10) Business Days after receipt of the applicable written notice, unless a longer period is otherwise specified in such notice) provide the Representative and each Seller and each of their respective Subsidiaries and their respective Representatives with reasonable access during normal business hours and upon reasonable written notice to the books and records of the Company and each of its Subsidiaries in respect of any pre-Closing periods, to the extent that such access may reasonably be requested in connection with matters relating to or affected by the operations of the Company or any of its Subsidiaries prior to the Closing Date, for preparation of such Person’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Legal Proceedings (other than with respect to Legal Proceedings involving disputes between the Purchaser or its Affiliates, on the one hand, and the Sellers or their Affiliates, on the other hand); provided that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) and (ii) nothing herein shall require the Purchaser to provide access to, or to disclose any information to, any Seller or its designated representatives if such access or disclosure would reasonably be expected to (A) waive any legal privilege or (B) be in violation of applicable Law or the provisions of any agreement to which the Purchaser, Company or any of its Subsidiaries is a party (provided that, in the case of clauses (A) and (B), the Purchaser shall use its commercially reasonable efforts to provide such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences). The Representative shall reimburse the Purchaser promptly for any reasonable out of pocket expenses incurred by the Purchaser or its Affiliates in complying with any request by or on behalf of the Sellers in connection with this Section 8.07(a).
ARTICLE IX

TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Representative;
(b)    by the Purchaser upon written notice to the Representative, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, if curable, cured by the Company or the Sellers within twenty-five (25) days after receipt by the Company of written notice thereof from the Purchaser (except that no cure period shall be required for a breach that by its nature cannot be cured prior to the Outside Date, as the same may be extended pursuant to Section 9.01(d)); provided, however, that the Purchaser may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.02 not to be satisfied;
(c)    by the Representative upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach has not been waived by the Sellers or, if curable, cured by the Purchaser within twenty-five (25) days after receipt by the Purchaser of written notice thereof from the Representative (except that no cure period shall be required for a breach that by its nature cannot be cured prior to the Outside Date, as the same may be extended pursuant to Section 9.01(d)); provided that the Representative may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.01 not to be satisfied;
(d)    by the Purchaser or the Representative upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before October 31, 2018 (such date, the “Outside Date”); provided, that in the event that as of the Outside Date all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement contained in Section 3.01 and Section 3.02 (other than those closing conditions which are to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or waived other than the condition set forth in Section 3.01(e) with respect to approval required by regulatory authorities (and such condition remains reasonably capable of being satisfied within the next ninety (90) days), then the Outside Date may be extended, at the Purchaser’s option, for an additional ninety (90) days (an “Optional Purchaser Extension”); provided further that (i) the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party hereto if it has materially breached this Agreement so as to prevent any condition set forth in Section 3.01, in the case of a purported termination by the Representative, or Section 3.02, in the case of a purported termination by the Purchaser, from being satisfied and (ii) if the satisfaction, or waiver by the appropriate party hereto, of all of the conditions contained in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs prior to the Outside Date (as may be extended pursuant to this Section 9.01(d)), then neither the Purchaser nor the Representative shall be permitted to terminate this Agreement pursuant to this Section 9.01(d) until the third (3rd) Business Day after the date on which the Closing Date would be required to occur pursuant to Section 2.01;
(e)    by the Purchaser or the Representative, if any judgment, decree or judicial order having the effects set forth in Section 3.01(k) (with respect to a termination by the Purchaser) or Section 3.02(g) (with respect to a termination by the Representative) shall be in effect and shall have become final and unappealable; or
(f)    by the Purchaser upon written notice to the Representative, if the Purchaser elects to exercise any of its rights of termination pursuant to and in accordance with Section 7 of Schedule 12.08.
Section 9.02    Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Representative as provided in Section 9.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Article XIII and Article XIV and the Confidentiality Agreement), and there shall be no liability on the part of the Purchaser, the Company, the Sellers or the Representative to one another, except for with respect to Fraud or liabilities resulting from any intentional and material breaches prior to termination of representations, warranties, covenants or agreements set forth in this Agreement. For purposes of the preceding sentence, the failure of a party to comply with its obligations to consummate the Closing if and when required by Section 2.01 by reason of the unavailability of any financing arrangements shall be deemed a willful breach of this Agreement if such failure is not cured within three (3) Business Days’ notice from the other party.
ARTICLE X

TAX MATTERS
Section 10.01    Tax Treatment. The Purchaser’s purchase of the Securities pursuant to this Agreement shall be treated as a transaction described in Rev. Rul. 99-6 (Situation 2), and the Purchaser’s purchase of the assets subject to the MSR Purchase Agreement shall be treated as a separate purchase of such assets, and the Purchaser and the Sellers shall treat such transaction consistently therewith except as required by Law.
Section 10.02    Transfer Taxes. The Sellers will pay, and will indemnify and hold the Purchaser harmless against, any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed, directly or indirectly, on the Company or the Purchaser as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The party that is required by applicable Law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so on a timely basis. Each party agrees to cooperate with the other parties in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.
Section 10.03    Tax Sharing Agreements. Any and all existing Tax sharing, indemnity, allocation or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
Section 10.04    Apportionment of Taxes. For purposes of allocating under this Agreement any Taxes with respect to a Straddle Period between the Pre-Closing Tax Period and the Post-Closing Tax Period:
(a)    In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending as of the end of the day of the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending as of the end of the day on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(b)    In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending as of the end of the day on the Closing Date shall be determined as if the Company or any Subsidiary thereof, as applicable, filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books” methodology. For purposes of this Section 10.04(b), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending as of the end of the day on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
Section 10.05    Filing of Tax Returns.
(a)    Subject to Section 10.05(b), the Purchaser shall prepare (or cause to be prepared) and filed all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date. In the case of any such Tax Return relating to a Pre-Closing Tax Period or a Straddle Period for which the Sellers may have an indemnification obligation under Article XII, the Purchaser shall provide such Tax Returns to the Representative for review and reasonable comment at least thirty (30) days prior to the filing of such Tax Return. The Representative shall provide any comments on such Tax Returns to the Purchaser in writing within ten (10) days of the Representative’s receipt of such Tax Returns (and if it does not, it shall be deemed to have approved of such Tax Returns). Any disputes regarding such Tax Returns that cannot be resolved by the parties shall be resolved by the Independent Accounting Firm.
(b)    In the case of Pass-Through Tax Returns for the Company or any Subsidiary that are filed after the Closing Date with respect to a Pre-Closing Tax Period or Straddle Period, the Representative shall prepare such Tax Returns in a manner consistent with the past practice of the Company and its Subsidiaries at the Sellers’ expense, except as otherwise required by Law. The Representative shall provide such Tax Returns to the Purchaser for review and reasonable comment at least thirty (30) days prior to the filing of such Tax Returns. The Purchaser shall provide any comments on such Tax Returns to the Representative in writing within ten (10) days of the Purchaser’s receipt of such Tax Returns (and if it does not, it shall be deemed to have approved of such Tax Returns). Any disputes regarding such Tax Returns that cannot be resolved by the parties shall be resolved by the Independent Accounting Firm.
(c)    With respect to each Subsidiary of the Company that is a partnership for U.S. federal income tax purposes, to the extent permitted by Law and the organizational documents of such Subsidiary, the Company, the Sellers and the Purchaser shall cooperate to cause such Subsidiary to make (or, to the extent already made, to maintain in effect) an election under Section 754 of the Code with respect to the taxable year that includes the Closing.
Section 10.06    Tax Contests.
(a)    After the Closing, except as provided in clause (b) of this Section 10.06, the Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company or its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Tax Contest”). In the case of a Tax Contest that could affect the indemnification obligations of the Sellers under this Agreement, the Representative shall have a right to participate in such Tax Contest to the extent permitted by Law and at its own expense, and the Purchaser shall not settle or compromise such Tax Contest without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, the Representative shall not have the right to consent to a settlement or compromise under this Section 10.06 except to extent the Representative has first acknowledged in writing that the Sellers have an indemnification obligation with respect to the Taxes for which the participation, settlement or compromise relate.
(b)    In the case of a Tax Contest after the Closing that relates solely to a Pass-Through Tax Return for a period ending on or before the Closing Date, the Representative shall control the conduct of such Tax Contest but shall not be able to settle or compromise any such Tax Contest without the consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 10.07    Purchase Price Adjustments; Other Tax Treatment. For all relevant Tax purposes, the Purchaser and the Sellers agree, unless otherwise required under applicable Law, to treat (a) all indemnification payments under this Agreement (including amounts recovered pursuant to Article XII), any adjustments under Section 1.03, and any Earnout Payments paid pursuant to this Agreement for the benefit of the Sellers as adjustments to the consideration payable hereunder, and (b) any Earnout Payments paid pursuant to this Agreement for the benefit of the Company LTIP as compensation to the applicable Person.
Section 10.08    Cooperation. The Purchaser and the Sellers shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to: (a) assist in the preparation and timely filing of any Tax Return of the Company or its Subsidiaries, (b) assist in any audit or other proceeding with respect to Taxes or Tax Returns of such Person (whether or not a Tax Contest), (c) make available any information, records, or other documents relating to any Taxes or Tax Returns of such Person, (d) provide any information necessary or reasonably requested to allow the Purchaser or the applicable Person to comply with any information reporting or withholding requirements contained in the Code or other Laws, and (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Tax relating to the Company, its Subsidiaries, or the transactions contemplated by this Agreement.
Section 10.09    Purchase Price Allocation. For all applicable tax purposes, the consideration payable hereunder (taking into account all applicable liabilities to the extent required for applicable Tax purposes) shall be allocated among the assets held by Company and its Subsidiaries as of the Closing, and the consideration payable under the MSR Purchase Agreement shall be allocated among the assets purchased by the Purchaser thereunder, in each case in the manner determined by the Purchaser in good faith (after consultation in good faith with the Representative).  Appropriate adjustments to such purchase price allocations shall be made to reflect adjustments to the purchase price hereunder or adjustments to the purchase price under the MSR Purchase Agreement, as applicable, in each case as determined by the Purchaser in good faith (subject, in each case, to the written consent of the Representative, which shall not unreasonably withheld, conditioned or delayed provided that the Purchaser has timely consulted with the Representative with respect to the proposed adjustment).  Except as required by Law, the parties agree for all relevant Tax reporting purposes to report the transactions in accordance with such purchase price allocations, as so adjusted.
Section 10.10    Survival. Notwithstanding anything to the contrary in Article XII, the indemnification obligations of the Sellers in respect of Indemnified Taxes under Section 12.02(a)(iii) shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the relevant Taxes or other Losses.
ARTICLE XI

ADDITIONAL COVENANTS
Section 11.01    Restrictive Covenants.
(a)    As further consideration for the purchase and sale of the Securities and the other transactions contemplated hereby, each of Ranieri Partners, Shelter Mortgage Acquisition Corp. (“SMAC”), and WLR SC-Financing Conduit LLC (“WLR”) agrees that, during the period from the Closing until the eighteen (18) month anniversary of the Closing Date, such Seller shall not, and, such Seller shall cause its members, managers, officers, directors and employees not to, on behalf of such Seller, for its own account or on behalf of any other Person, directly or indirectly, own, manage, operate, control, be employed or retained by or render services to (whether as a consultant, independent contractor or otherwise) any Person engaged in the Business, provided (but subject in all cases to Section 11.02) that (i) the activities set forth on Schedule 11.01(a) are exempted from the restrictions contained in this Section 11.01(a), and (ii) nothing herein shall restrict passive ownership of not more than five percent (5%) of the securities of a publicly traded company or serving on the board of directors or similar governing body of a publicly traded company.
(b)    As further consideration for the purchase and sale of the Securities and the other transactions contemplated hereby, each of Ranieri Partners, SMAC, and WLR agrees that, during the period from the Closing until the three (3) year anniversary of the Closing Date (the “Restricted Period”), such Seller shall not, and such Seller shall cause its Restricted Affiliates and its and their respective members, managers, officers, directors and employees not to, on behalf of such Seller or Restricted Affiliates, for its own account or on behalf of any other Person, directly or indirectly:
(i)    solicit, aid or induce any employee, full-time consultant, representative or agent of the Company or of any of its Subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other Person, or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, consultant, representative or agent, provided, that the restrictions contained in this Section 11.01(b)(i) shall not apply to (but subject in all cases to Section 11.02) (A) general solicitations via newspaper advertisements and other customary employment advertising media not targeted at employees or consultants of the Company or any of its Subsidiaries (or to the hiring or employment of an individual who responds to such a solicitation or advertising), (B) any such current or former employee or consultant of the Company or any of its Subsidiaries who directly contacts such Seller or such Seller’s respective Restricted Affiliates for employment or engagement without any encouragement or enticement by such Seller or such Seller’s respective Restricted Affiliates or (C) the provision of an employment reference;
(ii)    interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries and any of the Persons set forth on Schedule 11.01(b)(ii) (the “Mortgage Joint Ventures”); or
(iii)    except in the ordinary course of such Seller’s and its Restricted Affiliate’s respective businesses to the extent unrelated to the Business, take any action to solicit, or permit or authorize any solicitation of, any Person who is a customer or client of the Company, or who has a substantially similar relationship with the Company, including Mortgagors or any subservicing client (collectively, the “Customers”), or disclose or make available or accessible information regarding Customers to any Person, including any third party originators or directors, shareholders or any Persons affiliated therewith, that would facilitate such solicitation; provided, the (A) advertising and promotions undertaken by such Seller or any Restricted Affiliate of such Seller which are directed to the general public at large or segments thereof that do not target Customers, including mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, or responding to an unsolicited inquiry from Customers, and (B) the origination of Mortgage Loans through such Seller’s, or such Seller’s Restricted Affiliates’, third party originations business channel shall not constitute solicitation under this Section 11.01(b)(iii) so long as such third party originator did not source the related Mortgagor for refinancing based on information regarding such Mortgagor or the related Mortgage Loan that was provided or made available or accessible by such Seller or Restricted Affiliates, as applicable (but subject in all cases to Section 11.02).
(c)    As further consideration for the purchase and sale of the Securities and the other transactions contemplated hereby, JC Faulkner (“Faulkner”) agrees that, during the Restricted Period, Faulkner shall not, and Faulkner shall cause his Restricted Affiliates and his and their respective members, managers, officers, directors and employees (it being understood that Spring Equity, LLC and its Subsidiaries are considered to be Affiliates of Faulkner for the purposes of this Agreement) not to, for his or its own account or on behalf of any other Person, on behalf of Faulkner, directly or indirectly:
(i)    solicit, aid or induce any employee, full-time consultant, representative or agent of the Company or of any of its Subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other Person, or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, consultant, representative or agent, provided, that the restrictions contained in this Section 11.01(c)(i) shall not apply to (but subject in all cases to Section 11.02) (A) general solicitations via newspaper advertisements and other customary employment advertising media not targeted at employees or consultants of the Company or any of its Subsidiaries (or to the hiring or employment of an individual who responds to such a solicitation or advertising), (B) any such current or former employee or consultant of the Company or any of its Subsidiaries who directly contacts Faulkner or Faulkner’s Restricted Affiliates for employment or engagement without any encouragement or enticement by Faulkner or Faulkner’s Restricted Affiliates or (C) the provision of an employment reference; or
(ii)    interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries and any of the Mortgage Joint Ventures.
(d)    As further consideration for the purchase and sale of the Securities and the other transactions contemplated hereby, Faulkner agrees that, during the period from the Closing until the two (2) year anniversary of the Closing Date, Faulkner shall not, and Faulkner shall cause his Restricted Affiliates and his and their respective members, managers, officers, directors and employees (it being understood that Spring Equity, LLC and its Subsidiaries are considered to be Affiliates of Faulkner for the purposes of this Agreement) not to, for his or its own account or on behalf of any other Person, on behalf of Faulkner or his Restricted Affiliates, directly or indirectly, except in the ordinary course of Faulkner’s and his Restricted Affiliate’s respective businesses to the extent unrelated to the Business, take any action to solicit, or permit or authorize any solicitation of, any Mortgagors (in each case, to the extent it is known (or reasonably should have been known following due inquiry) by Faulkner or any member of management of his Restricted Affiliates); provided, the (A) advertising and promotions undertaken by Faulkner or any Affiliate of Faulkner which are directed to the general public at large or segments thereof that do not target Mortgagors (in each case, to the extent it is known (or reasonably should have been known following due inquiry) by Faulkner or any member of management of his Restricted Affiliates), including mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, or responding to an unsolicited inquiry from Mortgagors, and (B) the origination of Mortgage Loans through Faulkner’s or his Restricted Affiliate’s third party originations business channel shall not constitute solicitation under this Section 11.01(d) so long as such third party originator did not source the related Mortgagor for refinancing based on information regarding such Mortgagor or the related Mortgage Loan that was provided or made available or accessible by Faulkner or his Restricted Affiliate (but subject in all cases to Section 11.02).
(e)    Each Seller acknowledges and agrees, in connection with the restrictions in this Article XI that (i) the relevant market for the Business or the Earnout Business, as applicable, is nationwide in scope, there exists intense nationwide competition for the products and services of the Company, and that the covenants in this Article XI impose a reasonable restraint in light of the activities and business of the Purchaser, such Seller and the Company and their respective Affiliates on the date of this Agreement and the current plans of the Purchaser, such Seller and the Company and their respective Affiliates; (ii) it is the intention of the parties that the entire goodwill of the Company and its Subsidiaries and the Business or the Earnout Business, as applicable, be transferred to the Purchaser as part of the transactions contemplated hereby, including the goodwill existing between the Company and its Subsidiaries, on the one hand, and their respective clients, customers, suppliers, agents, employees, consultants, and other persons under contract or otherwise associated or doing business with them, on the other hand; (iii) that the Sellers and the Purchaser explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by the Purchaser pursuant to the terms hereof; (iv) that the covenants set forth in this Article XI are a material and substantial part of the transactions contemplated hereby (supported by adequate consideration), and the Purchaser’s failure to receive the entire goodwill contemplated hereby would have the effect of significantly reducing the value of the Securities, the Business, the Earnout Business and/or Company and its Subsidiaries to the Purchaser; and (v) the covenants set forth in this Article XI have been included herein as a condition and inducement to the Purchaser’s willingness to enter into this Agreement.
(f)    In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Article XI are unreasonable, then such restrictions shall enforced to the fullest extent which the court finds reasonable and this Agreement shall thereby be reformed.
(g)    Each of the Sellers acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Article XI. It is accordingly agreed that, without limiting the provisions of Section 14.18, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Article XI, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Without limiting the generality of the foregoing, in the event that (i) the terms of Section 11.01(b)(iii) or Section 11.01(d) have been breached and any affected Mortgage Loan is refinanced or prepaid in full and (ii) the servicing rights to such Mortgage Loan are owned by the Company and its Subsidiaries or Purchaser and its Subsidiaries, then the Losses recoverable by the Purchaser Indemnified Parties pursuant to Article XII (solely with respect to a breach of Section 11.01(b)(iii) or Section 11.01(d)) shall be in an amount equal to the Servicing Rights Repurchase Price (as defined in the MSR Purchase Agreement).
(h)    Each of the covenants in this Article XI shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Company or any Seller against the Purchaser or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such covenants. The parties expressly acknowledge that the terms and conditions of this Article XI are independent of the terms and conditions of any other agreements including any employment agreements entered into in connection with this Agreement. It is specifically agreed that the periods set forth in this Article XI during which the agreements and covenants made in this Article XI shall be effective shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article XI. The covenants contained in this Article XI shall not be affected by any breach of any other provision hereof by any party hereto.
Section 11.02    Confidentiality; Certain Obligations.
(a)    (i) With respect to the non-disclosure restrictions in this Section 11.02, during the period from the Closing until the seven (7) year anniversary of the Closing Date and (y) with respect to the non-use restrictions in this Section 11.02, from and after the Closing, except as otherwise expressly permitted or required by this Agreement, each Seller shall, and shall cause its Restricted Seller Parties to, keep confidential and not use for their benefit or the benefit of any other Person any and all confidential information of the Purchaser, the Company and their respective Affiliates (including, for the avoidance of doubt, all customer lists and lead databases), and shall use the same degree of care to prevent the unauthorized disclosure of such information as such party had used prior to the date hereof; provided that disclosure of any such information shall be permitted to the extent required by Law or, in the case of the Representative, as necessary in connection with the preparation or filing by the Representative of any Straddle Period Tax Returns or Pass-Through Tax Returns pursuant to Section 10.05(b); provided, further, that in the event of any such required disclosure (except with respect to any routine audit or examination conducted by bank accountants or any Governmental Entity exercising examination or regulatory authority and that is not otherwise targeted at the transactions contemplated by this Agreement or the Purchaser or its Affiliates) to the extent permitted by Law, the disclosing party shall promptly notify the Purchaser and the Company and use its commercially reasonable efforts to preserve the confidentiality of the confidential information so disclosed, including by reasonably cooperating with the Purchaser, the Company and their respective Affiliates in attempting to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. For the avoidance of doubt, and without limiting the foregoing, the pricing and other material economic and noneconomic terms and conditions of any Material Contract containing subservicing obligations shall be deemed confidential information of the Company and its Subsidiaries. For the avoidance of doubt, from and after the date hereof, none of the Sellers or any Restricted Seller Party may disclose any confidential information of the Company or its Subsidiaries to any of such Person’s Affiliates.
(b)    Each Seller agrees to be responsible for any breach of or non-compliance with this Agreement by its Seller Parties (in addition to and not in limitation of the rights and remedies the Purchaser shall have against such Persons) as if such breach or non-compliance constituted a breach of such Seller’s corresponding covenants hereunder, and shall take such actions (including initiating Legal Proceedings and cooperating with the Purchaser in respect of the same) that are reasonably requested by the Purchaser to restrain such Seller’s Seller Parties from any breach or threatened breach.
Section 11.03    Release. Except for the terms of this Agreement that expressly apply in respect of periods after the Closing and except for the rights set forth in Schedule 11.03, effective upon the Closing, each of the Seller Parties hereby irrevocably waives, acquits, remises, discharges and forever releases the Company and its Subsidiaries and their respective directors, officers and employees from any and all liabilities and obligations to such Seller Party of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and each of the Seller Parties hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company or its Subsidiaries or their respective directors, officers and employees. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing, each of the Seller Parties shall be deemed to waive any such provision. Each Seller further agrees that none of such Seller’s Seller Parties shall institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims.
Section 11.04    Non-Compete Election. Prior to the Closing, at the Purchaser’s election, the Company shall take all action necessary to provide for the election of the maximum duration of the non-competition covenant contained in each of the employment agreements set forth on Schedule 11.04.
ARTICLE XII

INDEMNIFICATION
Section 12.01    Survival. Subject to Section 10.10, (a) the representations and warranties (other than the representations and warranties contained in Sections 4.14 and 4.17 and Fundamental Reps) and the covenants and agreements (other than any covenant or agreement that, by its terms, provides for performance, in whole or in part, following the Closing Date) set forth in this Agreement shall terminate on the Indemnification Holdback Expiration Date, (b) the representations and warranties contained in Section 4.14 shall survive until the third anniversary of the Closing Date, (c) the representations and warranties contained in Section 4.17 shall survive until sixty (60) days following the expiration of the applicable statute of limitations and (d) Fundamental Reps shall survive indefinitely (as applicable, the “Survival Period”); provided that if a claim made under this Agreement is pending at the termination of the Survival Period with respect to a breach of any such representation, warranty or covenant, such representation, warranty or covenant shall survive with respect to such claim until the final resolution of such claim. No claim for indemnification hereunder for breach of any such representations, warranties or covenants may be made after the termination of the applicable Survival Period. Each covenant and agreement contained herein that, by its terms, provides for performance, in whole or in part, following the Closing Date shall survive the Closing in accordance with its terms. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 12.01 shall replace any statute of limitations that would otherwise be applicable.
Section 12.02    Indemnification by the Sellers.
(a)    From and after the Closing (but subject to the provisions of this Article XII), each of the Sellers shall severally, but not jointly, indemnify the Purchaser, the manager of Purchaser Parent and any of their respective Affiliates and each of the Purchaser’s, such manager’s and their respective Affiliates’ respective officers, directors, control persons, employees, equityholders, representatives, permitted assigns and successors (individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) and hold them harmless against any Losses which the Purchaser Indemnified Parties may suffer or incur in connection with, resulting from or arising out of: (i) any nonfulfillment or breach by such Seller or the Company of any covenant or agreement set forth herein, or in any Exhibit, Schedule or certificate delivered by or on behalf of the Company or such Seller hereunder (excluding in all cases any nonfulfillment or breach of the Company that occurs after the Closing); (ii) any misrepresentation, breach or inaccuracy of any representation or warranty of the Company or such Seller set forth herein or in any Exhibit, Schedule or certificate delivered by or on behalf of the Company or such Seller hereunder; (iii) any Indemnified Taxes; and (iv) any Specified Liabilities. Except for (x) Fraud, (y) claims arising from a breach of a covenant or agreement, or (z) claims arising from a breach of a Fundamental Rep, any indemnification pursuant to this Section 12.02 shall be recovered (A) first from the Indemnification Holdback Fund, then (B) if the amount to be recovered exceeds the remaining amount of the Indemnification Holdback Fund not already subject to pending claims, by deducting such amount from any applicable and unpaid Earnout Payment otherwise payable pursuant to Schedule A (which deduction shall be in full satisfaction of the Sellers’ obligation to such Purchaser Indemnified Party in respect of such deducted amounts and in full satisfaction of the Purchaser’s obligation to the Sellers in respect of such portion of such Earnout Payment) (it being agreed that, with respect to indemnification in respect of the matters described in the foregoing clauses (x), (y) and (z), the sources of recovery in the foregoing clauses (A) and (B) shall constitute non-exclusive sources of recovery). Without limiting the Purchaser Indemnified Parties’ right to recovery pursuant to the foregoing, indemnification pursuant to clauses (i), (ii) or (iv) above (in each case, solely to the extent relating to or arising from the matters described on Schedule 12.08) may, at the Purchaser’s option, be recovered from the remaining amount of the Special Temporary Holdback Fund.
(b)    Notwithstanding the foregoing Section 12.02(a), except for (x) Fraud or (y) claims arising from a breach of a Fundamental Rep, no claims by the Purchaser Indemnified Parties under clauses (ii), (iii) or (iv) (other than Transaction Expenses) of Section 12.02(a) shall be so asserted (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Basket, and then the Sellers shall be obligated to indemnify the Purchaser Indemnified Parties with respect to the aggregate amount of all Losses in excess of the Basket (but subject to the other limitations contained herein), and (ii) unless and until the applicable claim or series of related claims for which a Purchaser Indemnified Party otherwise would be entitled to indemnification exceeds $50,000. Except for Fraud, no claims arising from a breach of a Fundamental Rep shall be asserted by any Purchaser Indemnified Party against any Seller with respect to Losses in excess of the portion of the purchase price (including any Earnout Payments) actually received (or deemed received) by such Seller. Additionally, except in the case of (A) Fraud committed by Faulkner or (B) Fraud by the Company or any of its Subsidiaries in which Faulkner actively participated, in no event shall any Purchaser Indemnified Party be entitled to indemnification from Faulkner with respect to Losses of any kind (including, by way of example and not limitation, those arising under clauses (i), (ii), (iii) or (iv) of Section 12.02(a)) in excess of the portion of the purchase price (including any Earnout Payments) actually received (or deemed received) by Faulkner.
(c)    For purposes of determining (x) whether there has been a breach requiring the Sellers to indemnify as provided in clause (ii) of Section 12.02(a) and (y) the Losses with respect thereto, each representation and warranty made by the Company or the Sellers (other than those set forth Section 4.06(a)) shall be deemed to have been made without any qualifications or limitations as to materiality or knowledge (including any qualifications or limitations made by reference to a Material Adverse Effect).
(d)    Notwithstanding a party’s knowledge of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement (and regardless of how the non-breaching party shall have acquired such knowledge), the non-breaching party shall have the right to consummate the transactions provided for herein, and all of the non-breaching party’s rights and remedies with respect to such breach shall be preserved without regard to its knowledge of such information, it being agreed that each party, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the other parties contained herein.
(e)    If a party hereto is entitled to bring a claim under more than one provision of this Section 12.02, as the case may be, such party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.
(f)    The Purchaser Indemnified Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.
Section 12.03    Indemnification by the Purchaser.
(a)    From and after the Closing (but subject to the provisions of this Article XII), the Purchaser shall indemnify the Sellers and any of their Affiliates and each of the Sellers’ and their Affiliates’ respective officers, directors, control persons, employees, equityholders, representatives, permitted assigns and successors (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses which the Seller Indemnified Parties may suffer or incur in connection with, resulting from or arising out of: (i) any nonfulfillment or breach of any covenant or agreement set forth herein by the Purchaser or in any Exhibit, Schedule or certificate delivered by or on behalf of the Purchaser hereunder; and (ii) any misrepresentation, breach or inaccuracy of any representation or warranty of the Purchaser set forth herein or in any Exhibit, Schedule or certificate delivered by or on behalf of the Purchaser hereunder. Any indemnification pursuant to this Section 12.03 shall be delivered to the Representative by wire transfer of immediately available funds to the Representative’s account within five (5) days after the final determination thereof.
(b)    Notwithstanding the foregoing Section 12.03(a), except for (x) Fraud or (y) claims arising from a breach of a Fundamental Rep, no claims by the Sellers under clause (ii) of Section 12.03(a) shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Basket, and then the Purchaser shall be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all Losses in excess of the Basket.
(c)    Except for in respect of claims of (x) Fraud, (y) claims arising from a breach of a Fundamental Rep and (z) claims arising under Section 12.03(a)(ii) that relate to or arise from any breach or nonfulfillment of the Purchaser’s covenants and agreements, including, for the avoidance of doubt, to indemnify, pay, reimburse or deliver funds to any Seller (or the Representative) under Section 1.03, Section 7.07 or Section 7.11, the aggregate indemnification obligations of the Purchaser under Section 12.03(a) shall be limited an amount equal to the sum of (i) the Indemnification Holdback Amount and (ii) the aggregate amount of Earnout Payments.
(d)    The Seller Indemnified Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.
Section 12.04    Defense of Third-Party Claims.
(a)    Any Person making a claim for indemnification under Section 12.02 or Section 12.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”), if applicable, of the claim in writing promptly after receiving written notice of any Legal Proceeding or other claim against it by a third party (each, a “Third Party Claim”), describing such Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that any failure by such Indemnitee to give such notice promptly will not relieve the Indemnitor of any of its indemnification obligations hereunder unless and only to the extent the Indemnitor is materially prejudiced by such failure or as provided in Section 12.01.
(b)    Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof (but only if (x) the Indemnitor acknowledges its indemnity obligation hereunder, subject to the terms and conditions of this Article XII, and indemnifies and holds such Indemnitee harmless from, against and in respect of, and pays to such Indemnitee, the full amount of any Losses arising out of, relating to or resulting therefrom (to the extent indemnifiable hereunder) and (y) (i) the Legal Proceeding or claim does not relate to, or arise in connection with any criminal Legal Proceeding, indictment or allegation or any material regulatory Legal Proceeding, (ii) the Legal Proceeding or claim does not seek injunctive or other equitable relief against the Indemnitee and (iii) the amount of Losses reasonably expected to arise out of, relate to or result therefrom is not reasonably expected to be materially higher than the amount of indemnification reasonably expected to be recovered from the Indemnitor (including after taking into account the express limitations under Article XII and the amount of funds available in the Indemnification Holdback Fund or through any reasonably expected but unpaid Earnout Payment and available for off-set pursuant to Schedule A); provided that (x) any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein and (y) the applicable Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such claim and to employ one counsel of its choice for such purpose at such Indemnitee’s expense; provided further that if such Indemnitee’s counsel advises that there are issues that raise actual or potential conflicts of interest between such Indemnitor and such Indemnitee, or such Indemnitee has different or additional material defenses available to it, then such Indemnitee shall be entitled to participate (and such Indemnitor shall not have the right to control or make decisions on behalf of such Indemnitee related thereto) in the defense of such claim and to employ one counsel of its choice for such purpose. If any Indemnitor shall control the defense of any such claim then such Indemnitor shall be entitled to settle such claim and the Indemnitee shall agree to such settlement; provided, that, such Indemnitor shall (A) obtain the prior written consent of the applicable Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against such Indemnitee, if such settlement would require any admission of guilt or wrongdoing, or if such settlement does not expressly and unconditionally release such Indemnitee from all liabilities and obligations with respect to such claim without prejudice, and (B) indemnify and hold such Indemnitee harmless from, against and in respect of, and pay to such Indemnitee, the full amount of any Losses arising out of, relating to or resulting from such settlement. Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to or settle such Third Party Claim without the Indemnitor’s prior written consent (not to be unreasonably withheld, delayed or conditioned).
(c)    The Indemnitee and the Indemnitor shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder, subject in any event to the limitations on access set forth in Sections 7.02 and 8.07, as applicable. The Indemnitee and the Indemnitor shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(d)    Notwithstanding the foregoing, to the extent that Section 10.06 and this Section 12.04 conflict, Section 10.06 shall govern with respect to the matters described therein.
Section 12.05    First-Party Claims. Each Indemnitee shall assert any claim on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”) by giving the Indemnitor written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnitee’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article XII). Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnitee; provided, however, that the failure to timely give such notice following such discovery shall not affect the rights of an Indemnitee hereunder (a) unless such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Direct Claim or on the Indemnitor’s ability to mitigate such Direct Claim or (b) unless the indemnification obligations are materially increased as a result of such failure.
Section 12.06    Determination of Loss Amount.
(a)    Notwithstanding anything herein to the contrary, the Sellers shall not be required to indemnify the Purchaser for any Losses pursuant to Section 12.03(a) to the extent that such Losses do not exceed the amount of the reserves established on the Final Closing Statement with respect to the matters giving rise to such Losses.
(b)    The amount of any Loss subject to indemnification under Section 12.02 or Section 12.03 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually paid to an Indemnitee from any third party with respect thereto, it being acknowledged and agreed that (i) the amount of insurance actually paid shall be reduced by the amount of any actual increase in the premiums payable by such Indemnitee which directly results from the matter giving rise to such indemnification claim and (ii) such Indemnitee shall use commercially reasonable efforts to make and pursue all applicable claims under applicable insurance policies other than self-insurance policies but shall have no obligation to engage in litigation in connection therewith. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the lesser of (x) the amount of the recovery (net of any expenses incurred by such Indemnitee in obtaining such recovery, and net of any insurance policy premium increases and deductible expenses, in each case attributable solely to such recovery) and (y) the amount of the Loss for which such Indemnitee was indemnified shall be made promptly to the Indemnitor.
(c)    In calculating any Loss, there shall be deducted any Tax benefits, credits or refunds to which the applicable Indemnitee and/or any Affiliate thereof actually realizes or receives as a result of such Loss in the form of reduced cash Taxes or an increase in Tax refunds with respect to the year in which the Loss is incurred or any earlier year.
(d)    To the extent required by applicable Law, each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
(e)    Upon making any payment to an Indemnitee pursuant to this Article XII, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any third parties with respect to the specific matter underlying such indemnification claim and the Indemnitee shall assign any such rights to the Indemnitor; provided that, if the Indemnitee is a Purchaser Indemnified Party, such Purchaser Indemnified Party shall be permitted to waive the Indemnitor’s right of subrogation and, in such event (but only if the applicable third party is not a GSSMME), the amount of such payment shall not be subject to indemnification by such Indemnitor under this Agreement and, in lieu thereof, shall be charged as an expenses of the Earnout Business in accordance with the terms and conditions set forth on Schedule A.
Section 12.07    Indemnification Holdback Fund.
(a)    In the event that any amount is finally determined to be recoverable by a Purchaser Indemnified Party from the Indemnification Holdback Fund pursuant to and in accordance with this Article XII, the Purchaser shall be entitled to an amount in cash from the Indemnification Holdback Fund equal to such recoverable amount and the Indemnification Holdback Fund shall be correspondingly reduced. The Indemnification Holdback Fund shall accrue interest at the rate of LIBOR plus 17 basis points per annum.
(b)    On the Indemnification Holdback Expiration Date, the Purchaser shall deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative an amount in cash equal to the Indemnification Holdback Fund; provided, however, that, if any claim(s) pursuant to Section 12.02(a) shall have been properly asserted by any Purchaser Indemnified Party in accordance with this Agreement on or prior to the applicable release date and remains pending on the applicable release date (any such claim, a “Pending Claim”), (a) the Purchaser shall deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative a portion of the Indemnification Holdback Fund such that the amount remaining in the Indemnification Holdback Fund equals the amount of indemnification to which the Purchaser Indemnified Party claims in respect of such Pending Claim(s) and (b) with respect to any portion of the Indemnification Holdback Fund that remains following the applicable release date in respect of any such Pending Claim, upon the resolution or satisfaction of such Pending Claim, the Purchaser shall deliver to the Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Representative an amount in cash equal to such portion of the Indemnification Holdback Fund remaining after such resolution or satisfaction. Promptly after receipt by the Representative of any amounts pursuant to this Section 12.07(b), the Representative shall distribute such amount to the Sellers in accordance with their respective Pro Rata Percentages.
Section 12.08    Special Temporary Holdback Fund. The terms of, and the parties’ respective obligations with respect to, the Special Temporary Holdback Fund are set forth on Schedule 12.08.
Section 12.09    Exclusive Remedy. Except (a) for claims of Fraud or claims that cannot be waived as a matter of Law, (b) for claims for injunctive relief or (c) for claims arising from criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, if the Closing occurs, the sole and exclusive remedy (subject to Sections 1.04, 11.01 and 14.18 and Schedule A) with respect to claims for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, in any Exhibit, Schedule or certificate or in the Ancillary Agreements, shall be pursuant to the provisions set forth in Article X and this Article XII.
Section 12.10    Characterization of Indemnification Payments. All payments made by the Sellers pursuant to this Article XII shall be treated, to the fullest extent possible under applicable Law, as adjustments to the consideration paid by the Purchaser hereunder for the Securities.
ARTICLE XIII

DEFINITIONS
Section 13.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Adjusted Purchase Price” means an amount equal to the sum of (a) the Final TBV plus (b) $15,000,000; provided that, solely in the event that (x) the Closing has not occurred on or prior to the Outside Date due to delays primarily and directly attributable to Purchaser Parent’s, or any of its Subsidiaries’, acquisition of, or other transaction with, any Person after the date of this Agreement and (y) the Outside Date has been extended pursuant to an Optional Purchaser Extension, then the Adjusted Purchase Price shall be increased at a cumulative non-compounding interest rate of the Federal Funds Rate plus 17 basis points per annum in respect of the period from the Outside Date through and including the Closing Date.
“Adjustment Holdback Amount” means an amount equal to the product of (a) the Interim TBV multiplied by (b) 0.1.
“Advances” means with respect to any Mortgage Loan, the moneys that as of the date of determination have been advanced by the Company and its Subsidiaries in connection with the servicing of such Mortgage Loan (including advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the related mortgaged property) (a) in accordance with the applicable Law, (b) for which the Company or its Subsidiaries have a right of reimbursement from the mortgagor, the applicable GSSMME, third party and/or otherwise, and (c) which are recoverable by the Company or its Subsidiaries pursuant to applicable GSSMME and third party requirements.
“Affiliate” means (a) with respect to any particular Person (other than Purchaser Parent or any of its Subsidiaries), any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and (b) with respect to Purchaser Parent or any of its Subsidiaries, Purchaser Parent and its Subsidiaries.
“Agencies” means the Fannie Mae, Freddie Mac, Ginnie Mae, the FHA, HUD, the USDA, and the VA.
“Ancillary Agreements” means the MSR Purchase Agreement and the Subservicing Agreement and any other agreements entered into between or among the parties hereto and their respective Affiliates in connection with the transactions contemplated herein or therein.
“Basket” has the meaning set forth on Schedule 13.01(a).
“Broker-Dealer Entity” means any of the Company or its Subsidiaries that is a broker-dealer required to be registered under the Exchange Act.
“Business” means any engagement, directly or indirectly, in the business of (i) originating, purchasing, servicing, selling and/or securitizing single-family residential mortgages in the United States, (ii) national title insurance and settlement services, defaulted collateral services and personal and business insurance brokerage services, (iii) providing placement services with respect to residential mortgage loans, securities or certificates backed by residential mortgage loans and/or providing structuring, due diligence or market advice with respect thereto, (iv) issuing property and casualty insurance to Affiliates, (v) acquiring membership in a Federal Home Loan Bank and, through such Federal Home Loan Bank membership, providing financing for the mortgage assets describe in clause (i) above, and (vi) all other businesses and activities engaged, directly or indirectly, by the Company to the extent approved by the Company’s board of directors.
“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, NY.
“Closing Payment” means an amount equal to (a) the Closing Purchase Price less (b) the Indemnification Holdback Amount less (c) the Special Temporary Holdback Amount (if any) less (d) the Adjustment Holdback Amount less (e) the Representative’s Fund Amount.
“Closing Purchase Price” means an amount equal to the sum of (a) the Interim TBV plus (b) $15,000,000; provided that, solely in the event that (x) the Closing has not occurred on or prior to the Outside Date due to delays primarily and directly attributable to Purchaser Parent’s, or any of its Subsidiaries’, acquisition of, or other transaction with, any Person after the date of this Agreement and (y) the Outside Date has been extended pursuant to an Optional Purchaser Extension, then the Closing Purchase Price shall be increased at a cumulative non-compounding interest rate of the Federal Funds Rate plus 17 basis points per annum in respect of the period from the Outside Date through and including the Closing Date.
“Company Fundamental Reps” means those representations and warranties contained in Section 4.01 (Organization and Power), Section 4.02 (Subsidiaries), Section 4.03 (Authorization), Section 4.04(a) (Capitalization) and Section 4.20 (Brokerage).
“Compliant” means, with respect to the Required Bank Information, that: (a) such Required Bank Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Bank Information, in the context in which they were made, not misleading; (b) such Required Bank Information shall meet the applicable requirements of Regulation S-X under the Securities Act, as well as other applicable accounting rules and regulations of the SEC for the inclusion of such Required Bank Information in a Form S-3 filed by Purchaser Parent; (c) any financial statements and other financial data in the Required Bank Information is sufficient for the Company’s independent accountants to deliver a customary comfort letter in connection with the Financing, including customary negative assurance comfort; and (d) no audit report on any of the Required Bank Information shall have been withdrawn by the applicable auditors.
“Contract” means any contract, agreement, license, note, loan agreement, bond, deed of trust, mortgage, indenture, commitment, lease, sublease or other instrument or obligation, whether written or oral, in each case to the extent legally binding.
“Distribution Allocation Schedule” means a schedule in the form attached hereto as Exhibit C, which will set forth, upon its delivery to the Purchaser at any time prior to the date that is two (2) Business Days prior to the Closing Date (or, in the case of any payment to be made following the Closing, three (3) Business Days prior to the date such payment is due), (a) the Closing Purchase Price; (b) the Closing Payment; (c) the name, address and email address of each Seller; (d) the Securities held by each Seller (expressed by class); (e) the portion of the Closing Payment that each Seller is entitled to receive at Closing in respect of such Seller’s Securities; (f) in the case of a post-Closing payment, the portion thereof that that each Seller is entitled to receive in respect of such Seller’s Securities, (g) each Seller’s wire instructions and (h) each Seller’s Pro Rata Percentage.
“Earnout Business” has the meaning set forth on Schedule A.
“Earnout Payment” has the meaning set forth on Schedule A.
“Environmental Laws” means, as enacted and in effect as of or prior to the Closing Date, all applicable Laws concerning pollution or protection of the environment or human health, including those related to the generation, handling, release, disposal or transportation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Indebtedness” means any Indebtedness or other obligations existing under any Debt Contract or any other Contract existing on the date hereof (other than the Specified Sub Debt and the Other Sub Debt).
“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received from three federal funds brokers of recognized standing selected by the Purchaser.
“FINRA” means the United States Financial Industry Regulatory Authority.
“FHA” means the Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto.
“Financing Sources” means any Persons (other than the Purchaser or any of its Affiliates) that have committed to provide or arrange or otherwise entered into Contracts to provide any or all of the Financing, and including the parties to any underwriting agreements, purchase agreements, note purchase agreements, indentures, supplemental indentures, joinder agreements, credit agreements or other similar documents (other than the Purchaser or any of its Affiliates) entered into pursuant thereto or relating thereto together with their respective Affiliates, officers, directors, employees, managers and representatives involved in such Financing and their respective successors and permitted assigns; it being understood that, for the avoidance of doubt, the Purchaser and its Affiliates shall not be Financing Sources for any purposes hereunder.
“Fraud” means, with respect to any party, such party’s actual and intentional fraud.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.
“Fundamental Reps” means the Company Fundamental Reps, the Seller Fundamental Reps and the Purchaser Fundamental Reps.
“GAAP” means United States generally accepted accounting principles.
“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.
“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory or licensing authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, or any self-regulatory organization (including FINRA) or other non-governmental regulatory authority or quasi-governmental authority or government sponsored enterprise, but excluding any GSSMME.
“GSSMME” means any governmental entity or sponsored secondary mortgage market enterprise or entity that acquires, owns, insures or guarantees Mortgage Loans or securities backed by Mortgage Loans, including, for the purpose of this Agreement, the Agencies and state and local housing finance authorities.
“Hazardous Materials” means petroleum or gasoline, and any material, substance, chemical or waste (or combination thereof) that is defined, designated, regulated or classified as hazardous, toxic, radioactive, or words of similar meaning or effect under Environmental Law.
“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid by such Person, other than trade credit incurred in the ordinary course of business that is no more than sixty (60) days old, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of assets, property or securities (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets, properties, or securities and any purchase price adjustment payments), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person, (h) all capital lease obligations of such Person, (i) the notional amount of all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances to the extent drawn, and (k) all obligations of the type described in clauses (a) through (j) above of any Person, in each case, outstanding as of the Closing Date, for which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.
“Indemnification Holdback Amount” has the meaning set forth on Schedule 13.01(b).
“Indemnification Holdback Expiration Date” means the third (3rd) anniversary of the Closing Date.
“Indemnification Holdback Fund” means, at any given time, an amount equal to the Indemnification Holdback Amount less any amounts delivered to any Person from the Indemnification Holdback Fund pursuant to Article XII.
“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods (including the portion of any Straddle Period that ends on the Closing Date), (b) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Company or its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing (other than such a group consisting solely of one or more of the Company and its Subsidiaries)), including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) all Taxes of any Person imposed on the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes are imposed on the Company or its Subsidiaries as a result of an event or transaction occurring prior to the Closing, and (d) all Losses (including, for the avoidance of doubt, attorney and accountant fees and other out-of-pockets costs and expenses in defending any Tax Contest) that arise or result from a breach of any representations contained in Section 4.08, or the covenants and agreements of the Sellers and the Representative contained in Section 7.01(b)(xiv) or Article X, or from the items described in clauses (a), (b) and (c) above; provided, that Indemnified Taxes shall not include Taxes to the extent accrued in the Tangible Book Value pursuant to Schedule A.
“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to the Company or the Purchaser or their respective Affiliates within two years prior to the date it is to be engaged pursuant hereto; provided, however, that if the Purchaser and the Representative are unable to select such accounting firm within thirty (30) days after delivery of written notice of a disagreement, either party may request the American Arbitration Association to appoint, as soon as possible from the date of such request, an independent accounting firm or certified public accountant, in each case, meeting the requirements set forth above.
“Intellectual Property” means the following intellectual property rights: (a) copyright registrations and applications for registration thereof (“Copyrights”); (b) trade names, service marks, trade dress, domain names and trademark registrations and applications and unregistered trademarks (“Trademarks”); (c) issued patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, re-examinations and substitutions thereof (“Patents”); (d) material software set forth in Schedule 4.10; and (e) trade secrets and other material proprietary or confidential information used or held for use in the Company’s business (“Trade Secrets”).
“Knowledge” means (a) with respect to the Company and the Sellers, the knowledge, after due inquiry, of the Persons set forth on Schedule 13.01(c) and (b) with respect to the Purchaser, the knowledge after due inquiry of the Persons set forth on Schedule 13.01(d).
“Latest Balance Sheet Date” means September 30, 2017.
“Law” means any law, rule, regulation, judgment, injunction, order, ordinance, statute or decree of any Governmental Entity or GSSMME.
“Legal Proceeding” means action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitral body or other Governmental Entity or GSSMME.
“Liability” means any material debt, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, disputed or undisputed, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, joint or several, secured or unsecured, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability, but excluding ordinary course trade payables.
“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.
“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, lease, sublease, restriction, claim, other charge of any kind, security interest, option, title retention or other security arrangement in or on any asset, property or property interest.
“Losses” means losses, costs (including reasonable and appropriately incurred costs of investigation and fees and expenses of attorneys, accountants, consultants and other professionals), claims, Liabilities, damages, disbursements, charges, fines, Taxes, assessments, settlements, lawsuits, deficiencies, and demands, as well as any of the foregoing in connection with the enforcement of a Person’s right to be indemnified pursuant to Article XII, but excluding any consequential, punitive or special damages or losses, or diminution in value, profits or income (except for consequential or special damages or losses, or diminution in value, profits or income, in each case to the extent reasonably foreseeable) that are imposed upon or otherwise incurred by a Purchaser Indemnified Party or Seller Indemnified Party (as the case may be) except to the extent awarded in a final, non-appealable decision by a court of competent jurisdiction in connection with a Third Party Claim.
“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect: any circumstance, change, effect, event, occurrence, state of facts or development to the extent resulting from (a) changes affecting the economy as a whole or financial, banking or securities markets, including changes in prevailing interest rates and market conditions or residential mortgage rates, generally in the United States or any market as to which the pricing of residential asset backed securities is tied or linked, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) conditions generally affecting the industry in which the Company and its Subsidiaries operate or the geographic areas in which the Company and its Subsidiaries participate; (d) any change in applicable accounting principles or applicable Laws; (e) the commencement, continuation or escalation of a war, hostilities or other material international or national calamity or act of terrorism; (f) a flood, hurricane, earthquake or other natural disaster or act of God; (g) the announcement of the transactions contemplated by this Agreement or public or industry knowledge thereof (provided that, for the avoidance of doubt, the exception in this clause (g) shall not apply to any representation or warranty (or any condition to Closing relating to the accuracy of such representation or warranty) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including Section 4.03); or (h) failure by the Company or any of its Subsidiaries to meet any published or internally prepared estimates of revenues, earnings or other financial projections (it being understood that the underlying facts giving rise or contributing to such failure in this clause (h) may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur); provided that, in the case of clauses (a), (b), (c), (d), (e) or (f) above, if such circumstance, change, effect, event, occurrence, state of facts or development materially and disproportionately affects the Company and its Subsidiaries taken as a whole) as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then such circumstance, change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur, or (ii) would reasonably be expected to prevent or materially delay the Sellers or the Company from consummating, or materially impair the Sellers’ or the Company’s ability to consummate, the transactions contemplated by this Agreement.
“Mortgage Loan” means any residential mortgage loan owned or originated and sold by any the Company or any of its Subsidiaries prior to the Closing Date.
“Mortgagor” means any mortgagor of a Mortgage Loan originated by the Company or any of its Subsidiaries while such Mortgage Loan is still outstanding.
“MSR” means, with respect to any Mortgage Loan, collectively, (a) the rights and obligations to service, administer, collect payments for the reduction of principal and application of interest thereon, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration, (b) any other obligations required by any Agency, investor or insurer in, of, for or in connection with such loan pursuant to the applicable servicing agreement (but not, for the avoidance of doubt, the Subservicing Agreement), (c) the right to possess any and all documents, files, records, mortgage file, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such loan or pertaining to the past, present or prospective servicing of such loan, (d) the right to receive the servicing compensation and any ancillary fees arising from or connected to such loan and the benefits derived from and obligations related to any accounts arising from or connected to such loan and (e) all rights, powers and privileges incident to any of the foregoing, subject, in each case, to any rights, powers and prerogatives retained or reserved by the related investors.
“Non-Compete Affiliate” means, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (b) any Person that is an officer, director, general partner, manager or managing member of the specified Person or of which the specified Person is an officer, director, general partner, manager or managing member and (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of the outstanding voting securities of the specified Person. Notwithstanding the foregoing, the Company shall not be considered to be a Non-Compete Affiliate of any Seller, and no Seller shall be considered to be a Non-Compete Affiliate of the Company.
“Pass-Through Tax Return” means any income Tax Return filed by the Company or any of its Subsidiaries to the extent that (a) such Person is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of a Seller or the direct or indirect owners of a Seller.
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries and for which adequate reserves have been made; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business securing obligations which are not yet due and payable; (c) covenants, conditions, restrictions, easements, monetary encumbrances and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (e) transfer restrictions on securities under applicable Law; (f) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with, the Company’s and its Subsidiaries’ business as presently conducted; (g) Liens to secure the obligations of the Company or any of its Subsidiaries under warehouse agreements and (h) Liens set forth on Schedule 13.01(e).
“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or GSSMME or any department, agency or political subdivision thereof.
“Person Engaged in a Competing Business” means any Person whose aggregate annual net revenue from the Business during each of the then immediately preceding two twelve month periods exceeds 5% of such Person’s aggregate annual net revenue or any Person whose revenue from mortgage origination or servicing activities exceeded $50,000,000 in either such twelve month period.
“Plan” means (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (b) each other bonus, incentive, equity or equity-based award, deferred compensation, severance, employment, consulting, change-in-control, profit sharing, retirement, pension, paid time off, cafeteria, dependent care, medical care, life insurance, disability insurance, accidental death and dismemberment insurance, welfare, employee assistance, or other fringe benefit plan, policy, practice, program, agreement or arrangement, in each case (x) that is sponsored or contributed to by the Sellers, the Company or any of their respective Subsidiaries on behalf of any current or former employees, officers, directors or independent contractors of the Company or any such Subsidiary or (y) to which the Company or any of its Subsidiaries is a party or has any obligation or Liability (whether actual or contingent).
“Post-Closing Tax Period” means any taxable period of the Company or its Subsidiaries beginning after the Closing Date and the portion of any Straddle Period beginning at the start of the day immediately following the Closing Date.
“Pre-Closing Tax Period” means any taxable period of the Company or its Subsidiaries ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth next to such Seller’s name on the Distribution Allocation Schedule.
“Purchaser Fundamental Reps” means those representations and warranties contained in the first sentence of Section 6.01 (Organization and Power), Section 6.02 (Authorization) and Section 6.06 (Brokerage).
“Purchaser Parent” means New Residential Investment Corp., a Delaware corporation and the ultimate corporate parent of the Purchaser.
“Purchaser Parties” means each of the Purchaser, the Company and their Affiliates and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns.
“Representative’s Fund” means, at any given time, an amount equal to the total balance of the Representative’s Account at such time.
“Representative’s Fund Amount” means $600,000.
“Required Bank Information” means such financial statements and other financial data and other factual information regarding the Company and its Subsidiaries of the type that would be required to be included in a registration statement on Form S-3 pursuant to Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of Purchaser Parent securities, and such other customary information regarding the Company and its Subsidiaries reasonably required by the Financing Sources or the Purchaser for the marketing of such an offering.
“Restricted Affiliate” means, as to any Seller, such Seller’s Affiliates who have, directly or indirectly, received confidential information of the Company or its Subsidiaries, or who are, directly or indirectly, acting on behalf of, or at the encouragement or direction of, such Seller or any other Restricted Affiliate of such Seller and (to the extent acting on behalf of such Seller or Affiliate) officers, directors, partners, members or employees of such Seller or Affiliate.
“Restricted Seller Party” means, as to any Seller, the officers, directors, partners, members or employees of such Seller, such Seller’s Affiliates and the officers, directors, partners, members or employees of such Seller’s Affiliates, in each case, who have, directly or indirectly, received confidential information of the Company or its Subsidiaries, or who are, directly or indirectly, acting on behalf of, or at the encouragement or direction of, such Seller or any other Restricted Seller Party of such Seller.
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities or GSSMMEs, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selene Funds” means, collectively, Selene Residential Mortgage Opportunity Fund L.P., Selene Residential Mortgage Opportunity Fund (Cayman) L.P., Selene Residential Mortgage Opportunity Fund II L.P., and in Selene Residential Mortgage Opportunity (Cayman) Fund II L.P.
“Seller Fundamental Reps” means those representations and warranties contained in Section 5.01 (Organization and Power), Section 5.02 (Authorization), Section 5.03 (Title to Securities) and Section 5.09 (Brokerage).
“Seller Parties” means each of the Sellers and their Affiliates and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns.
“SGP LLCA” means the Limited Liability Company Agreement of SGP, dated December 21, 2012.
“SMH LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of SMH, dated December 31, 2012.
“Special Temporary Holdback Amount” means an amount equal to $4,000,000 (as such amount may be reduced in accordance with Schedule 12.08).
“Special Temporary Holdback Fund” means, at any given time, an amount equal to the Special Temporary Holdback Amount less any amounts delivered to any Person from the Special Temporary Holdback Fund pursuant to Article XII.
“Specified Liabilities” means all Losses to the extent arising out of, relating to or otherwise on account of the operation or conduct of the businesses of the Company or its Subsidiaries (or any business or entity formerly owned or operated by the Company or its Subsidiaries or their respective legal predecessors), in each case prior to the Closing (whether or not asserted before, on or after the Closing), including, for the avoidance of doubt, (a) any Advances outstanding as of the Closing Date not fully recovered (net of reserves), (b) any Transaction Expenses not reflected in the Final Closing Statement, (c) any claim by or on behalf of (x) any Person who was a member (or holder of any equity interests) of the Company or any of its equityholders or any of their respective equityholders or other Affiliates relating to the Distribution Allocation Schedule or (y) any Person who was a member (or holder of any equity interests) of SMH or SGP relating to the matters described in Section 7.19, (d) any amounts recoverable by any Purchaser Indemnified Party from the Company or its Subsidiaries pursuant to the indemnification provisions under the MSR Purchase Agreement or the Subservicing Agreement, (e) Losses (in excess of loan loss reserves set forth on the Closing Balance Sheet) (i) attributable to a claim for indemnity or repurchase from a third party with respect to Mortgage Loans or MSRs that the Company or any of its Subsidiaries sold to such third party prior to the Closing, and (ii) that are properly classified as loan losses under GAAP, and (f) fines and penalties paid to Governmental Entities or GSSMMEs.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, with respect to the Company, the term “Subsidiary” shall include each Person listed under the heading “Name of Subsidiary” under Schedule 4.02.
“Tax” means any federal, state, provincial, local or foreign taxes, charges, fees, duties, contributions, levies or other similar assessments and liabilities, including income, gross receipts, corporation, ad valorem, net worth, capital gains, documentary, recapture, recording, lease, service, franchise, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, insurance, workers compensation, license, payroll, employment, severance, stamp, occupation, escheat, unclaimed property, premium, windfall profits, environmental (including taxes under Code §59A), profits, withholding, disability, registration, estimated or other tax of any kind whatsoever, however denominated, including any interest, penalties or additions to tax.
“Tax Return” means any return, report, information return or other document (including amendments thereto, or schedules or any related or supporting information) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.
“USDA” means the United States Department of Agriculture or any successor thereto.

“VA” means the United States Department of Veterans Affairs or any successor thereto.
Section 13.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified but in no event shall the foregoing be used to impose retroactive liability on the Company or the Sellers.
Section 13.03    Index of Defined Terms. Solely for convenience purposes, the following is a list of certain terms that are defined in this Agreement and the Section numbers where such definitions are contained:

Term	Section
Acquisition Engagement	Section 14.20
Adjusted Purchase Price	Section 13.01
Adjusted TBV	Section 1.02(a)
Adjustment Holdback Amount	Section 13.01
Advances	Section 13.01
Advisers Act	Section 4.15(g)
Affiliate	Section 13.01
Agreement	Preamble
Amendment Schedules	Section 7.19(b)
Ancillary Agreements	Section 13.01
Basket	Section 13.01
Book Value	Section 1.02(a)
Budget	Section 7.01(b)(xi)
Broker-Dealer Entity	Section 13.01
Business	Section 13.01
Business Day	Section 13.01
Closing	Section 2.01
Closing Date	Section 2.01
Company Fourth A&R LLCA	Section 7.19(b)
Closing Payment	Section 13.01
Closing Purchase Price	Section 13.01
Code	Section 4.12(b)
Collective Bargaining Agreements	Section 4.18(a)
Company	Preamble
Company Debt Payoff	Section 7.08(a)
Company Fundamental Reps	Section 13.01
Company LTIP	Recitals
Confidentiality Agreement	Section 7.02
Continuing Employee	Section 8.03(a)
Contract	Section 13.01
Customers	Section 11.01(b)(iii)
D&O Tail	Section 8.02(b)
Debt Contracts	Section 4.05(b)
Direct Claim	Section 12.05
Distribution Allocation Schedule	Section 13.01
Earnout Business	Section 13.01
Earnout Payment	Section 13.01
Effective Time	Section 2.01
Employee Payments	Section 1.02(a)
Employment Agreement	Section 3.01(g)
Employment Agreement Recipient	Section 3.01(g)
Employment Agreement Severance Benefits	Section 7.18
Environmental Laws	Section 13.01
ERISA	Section 13.01
Exchange Act	Section 13.01
Existing Directors and Officers Policy	Section 8.02(b)
Existing Indebtedness	Section 13.01
Fannie Mae	Section 13.01
Faulkner	Section 11.01(c)
Federal Funds Rate	Section 13.01
FHA	Section 13.01
Final Closing Statement	Section 1.02(c)
Final Closing Statement Effective Time	Section 1.02(c)
Final TBV	Section 1.02(c)
Financing	Section 7.07(a)
FINRA	Section 13.01
Form BD	Section 4.15(d)
Fraud	Section 13.01
Freddie Mac	Section 13.01
Fundamental Reps	Section 13.01
GAAP	Section 13.01
Gap Period	Section 7.14
Ginnie Mae	Section 13.01
Governmental Entity	Section 13.01
GSSMME	Section 13.01
Guaranty	Recitals
Hazardous Materials	Section 13.01
HSR Act	Section 4.03
HSR Filing	Section 7.03(b)
HUD	Section 13.01
Indemnification Holdback Amount	Section 13.01
Indemnification Holdback Expiration Date	Section 13.01
Indemnification Holdback Fund	Section 13.01
Indemnified Taxes	Section 13.01
Indemnitee	Section 12.04(a)
Indemnitor	Section 12.04(a)
Independent Accounting Firm	Section 13.01
Intellectual Property	Section 13.01
Interim Closing Statement	Section 1.02(b)
Interim TBV	Section 1.02(b)
Investigation	Section 3.01(j)
Knowledge	Section 13.01
Labor Union	Section 4.18(a)
Latest Balance Sheet Date	Section 13.01
Law	Section 13.01
Leased Real Property	Section 4.07(c)
Leases	Section 4.07(c)
Legal Proceeding	Section 13.01
Liability	Section 13.01
Liens	Section 13.01
Losses	Section 13.01
Material Adverse Effect	Section 13.01
Material Contract	Section 4.09(a)
Mortgage Joint Venture	Section 11.01(b)(ii)
Mortgage Loan	Section 13.01
Mortgagor	Section 13.01
MSR	Section 13.01
MSR Purchase Agreement	Recitals
MSR Seller	Recitals
Non-Compete Affiliate	Section 13.01
OFAC	Section 13.01
Optional Purchaser Extension	Section 9.01(d)
Other Sub Debt	Section 2.02(d)(ii)
Outside Date	Section 9.01(d)
Pass-Through Tax Return	Section 13.01
Patents	Section 13.01
Pending Claim	Section 12.07(a)
Permits	Section 4.14(a)
Permitted Liens	Section 13.01
Person	Section 13.01
Person Engaged in a Competing Business	Section 13.01
Plan	Section 13.01
Post-Closing Tax Period	Section 13.01
Post-Signing Financial Statements	Section 7.07(a)(i)
Pre-Closing Tax Period	Section 13.01
Preliminary Closing Statement	Section 1.02(a)
Pro Rata Percentage	Section 13.01
Purchaser	Preamble
Purchaser Fundamental Reps	Section 13.01
Purchaser Indemnified Parties	Section 12.02(a)
Purchaser Indemnified Party	Section 12.02(a)
Purchaser Parent	Section 13.01
Purchaser Parties	Section 13.01
Purchaser Plan	Section 8.03(b)
Ranieri Partners	Section 7.17
Reference Date	Section 1.02(b)
Representative	Preamble
Representative’s Fund	Section 13.01
Representative’s Account	Section 14.19(b)
Representative’s Fund Amount	Section 13.01
Representatives	Section 7.02
Restricted Period	Section 11.01(b)
Restricted Affiliate	Section 13.01
Restricted Provisions	Section 7.19
Restricted Seller Party	Section 13.01
Sanctions	Section 13.01
Sanctioned Person	Section 13.01
Sanctioned Territory	Section 13.01
Securities	Section 5.03
Securities Act	Section 13.01
Selene Funds	Section 13.01
Seller Fundamental Reps	Section 13.01
Seller Indemnified Parties	Section 12.03(a)
Seller Indemnified Party	Section 12.03(a)
Seller Parties	Section 13.01
Seller Restricted Parties	Section 13.01
Sellers	Preamble
SGP	Section 7.01(b)(vi)
SGP Amendment Schedule	Section 7.19(b)
SGP LLCA	Section 13.01
SGP Restricted Provisions	Section 7.19
SMAC	Section 11.01(a)
SMH	Section 7.01(b)(vi)
SMH Amendment Schedule	Section 7.19(b)
SMH LLCA	Section 13.01
SMH Restricted Provisions	Section 7.19
SMRH	Section 14.20
Specified Sub Debt	Section 2.02(d)(i)
Straddle Period	Section 13.01
Sub Debt Breach	Section 2.04
Sub Debt Instructions	Section 2.04
Sub Debt Review Period	Section 2.04
Subservicing Agreement	Recitals
Subsidiary	Section 13.01
Survival Period	Section 12.01
Tangible Book Value	Section 1.02(a)
Tax	Section 13.01
Tax Contest	Section 10.06(a)
Tax Returns	Section 13.01
Third Party Claim	Section 12.04(a)
Transaction Expenses	Section 1.02(a)
Transfer Taxes	Section 10.02
Unaudited Financial Statement	Section 4.05(a)
Undertaking	Section 8.04(d)
USDA	Section 13.01
VA	Section 13.01
WLR	Section 11.01(a)

ARTICLE XIV

MISCELLANEOUS
Section 14.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, shall be issued or made by any party hereto (or any Affiliate of a party hereto) without the joint approval of the Purchaser and the Representative, unless required by Law (upon advice of counsel), in which case the Purchaser and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication, to the extent reasonably practicable under the circumstances. The foregoing shall not prohibit the Purchaser or any of its Affiliates, following the Closing, from disclosing any factual information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, including to securities analysts and/or institutional investors, in press interviews or filings with Governmental Entities or GSSMMEs, in each case, as required by applicable Law or the rules or regulations of any stock exchange. The Purchaser and the Sellers hereby agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to in writing by the parties.
Section 14.02    Expenses. Except as otherwise expressly provided herein, the Sellers and the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

1

Section 14.03    Notices.
(a)    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:
Notices to the Purchaser or, after the Closing, to the Company:

NRM Acquisition LLC
c/o New Residential Investment Corp.
1345 Avenue of the Americas, 45th Floor
New York, New York 10034
Attn:    Michael Nierenberg
Varun Wadhawan
Email: mnierenberg@fortress.com
vwadhawan@fortress.com
and
NRM Acquisition LLC
c/o New Residential Investment Corp.
1345 Avenue of the Americas, 45th Floor
New York, New York 10034
Attn:    Cameron MacDougall
Jonathan Grebinar
Austin Sandler
Email: cmacdougall@fortress.com
jgrebinar@fortress.com
asandler@fortress.com
with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:    Joseph A. Coco
Peter D. Serating
Email:    joseph.coco@skadden.com

2

    peter.serating@skadden.com
Facsimile No.: (212) 735-2000

Notices to the Representative:

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Joseph McSherry
Email:    joe.mcsherry@shellpointllc.com

with copies to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attn: David Sands
Email:dsands@sheppardmullin.com

Notices to the Company:

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Bruce Williams
Email:    bruce.williams@shellpointllc.com
and
c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Elwood Collins
Email:    elwood.collins@shellpointllc.com

with copies to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attn: David Sands
Email:dsands@sheppardmullin.com

3

Notices to SGP:

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Saul Sanders
Email:    saul.sanders@shellpointllc.com

with copies to (which shall not constitute notice):

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Elwood Collins
Email:    elwood.collins@shellpointllc.com

and

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attn: David Sands
Email:dsands@sheppardmullin.com

Notices to SMH:

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Saul Sanders
Email:    saul.sanders@shellpointllc.com

with copies to (which shall not constitute notice):

c/o Shellpoint Partners LLC
140 East 45th Street
New York, NY 10017
Attn:    Elwood Collins
Email:    elwood.collins@shellpointllc.com

and

4

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attn: David Sands
Email:dsands@sheppardmullin.com

Notices to SMAC:
CIVC Partners LP
191 N. Wacker Drive, Suite 1100
Chicago, IL 60606
Attn:    Marc McManus
Email:    mmcmanus@civc.com
Fax:    312-873-7301

Notices to WLR:
WL Ross & Co. LLC
1166 Avenue of the Americas, 25th Floor
New York, NY 10036
Attn:    James Lockhart
Email:    jlockhart@wlross.com
Fax:    212-826-2047

with copies to (which shall not constitute notice):
WL Ross & Co. LLC
1166 Avenue of the Americas, 25th Floor
New York, NY 10036
Attn:    Denny Kim
Email:    dkim@wlross.com
Fax:    212-826-2047
Notices to Ranieri Partners:

Ranieri Partners Management LLC
650 Fifth Avenue, Suite 1801
New York, NY 10019
Attn:    Lewis Ranieri
Email:    Ranieri1@lranieri.com
Fax:    516-745-6787

5

with copies to (which shall not constitute notice):

Ranieri Partners Management LLC
650 Fifth Avenue, Suite 1801
New York, NY 10019
Attn:    Shari Siegel
Email:    sharis@ranieripartners.com
Fax:    516-745-6787

Notices to JC Faulkner:
JC Faulkner
3901 Arborway
Charlotte, NC 28211
Email:    jc@jcfaulkner.com
(b)    Any party may change its address, facsimile number or e-mail address for the purpose of this Section 14.03 by giving the other parties written notice of its new information in the manner set forth above.
(c)    No notice sent pursuant to Section 14.03(a) by a means other than e-mail shall be effective unless a copy of such notice is also delivered via e-mail to the specified e-mail address of the applicable recipient and the email address of each Person to be provided copies in respect thereof, in each case, via the e-mail address set forth in Section 14.03(a) (as may be updated from time to time in accordance with Section 14.03(b)).
Section 14.04    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties and any attempt to so assign or delegate without obtaining such prior written consent shall be null and void; provided, however, that the Purchaser may assign any or all of its rights or obligations under this Agreement to an Affiliate of the Purchaser upon written notice to the Representative, which assignment shall not relieve the Purchaser of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6

Section 14.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 14.06    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “will” shall be construed to have the same meaning as the word “shall.” The words “ordinary course of business” shall be deemed to mean the “ordinary course of business consistent with past practice of the Person in question, including with regard to nature, frequency and magnitude.” All references to “Affiliates” or “Subsidiaries” of the Purchaser, with respect to periods following the Closing, shall be deemed to include the Company and its Subsidiaries. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.
Section 14.07    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in any other Schedule or Section of this Agreement solely to the extent its relevance to such Schedule or Section is reasonably apparent on its face; provided that such read-across (i) shall only apply to the representations and warranties contained in Article IV and Article V and (ii) shall not apply to Sections 4.03, 4.04, 4.05, 4.06(a), 4.20, 5.02, 5.03 and 5.09, and the representations and warranties contained therein shall not be so modified (except, in each case, to the extent such Section can be read-across to Section 4.06(b) pursuant to the previous sentence). The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at www.box.com, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company if the Purchaser’s Representatives have access to such document as of the date that is at least one (1) day prior to the date of this Agreement.
Section 14.08    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Representative; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 14.10, Section 14.14, Section 14.15(b), Section 14.16 and Section 14.17(b), and this proviso of Section 14.08 (the “FS Provisions”), without the prior written consent of the Financing Sources. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
Section 14.09    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Ancillary Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 14.10    Third-Party Beneficiaries. Other than current and former officers, directors and similar functionaries of the Company and/or its Subsidiaries and his or her heirs and representatives, in each case, pursuant to Section 8.02, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, that (i) the Financing Sources shall be express third-party beneficiaries with respect to the FS Provisions, (ii) each FS Provision shall expressly inure to the benefit of the Financing Sources and (iii) the Financing Sources shall be entitled to rely on and enforce the FS Provisions.
Section 14.11    Further Assurances. After the Closing, each party hereto shall from time to time at the request of and without further cost or expense to the other execute and deliver such other instruments of conveyance and assumption and take such other action as may reasonably be requested in order to more effectively consummate the transactions contemplated by this Agreement.
Section 14.12    Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
Section 14.13    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
Section 14.14    Governing Law. This Agreement, and all Legal Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.
Section 14.15    Jurisdiction.
(a)    Except as otherwise expressly provided in this Agreement, any Legal Proceeding (whether in contract, tort or otherwise) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or, if such courts lack jurisdiction, any other court of the State of Delaware and the appropriate appellate courts therefrom, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 14.03 shall be deemed effective service of process on such party.
(b)    Notwithstanding anything to the contrary in this Section 14.15 or in this Agreement, the Company and each Seller Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).
Section 14.16    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND IN EACH CASE INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 14.17    Non-Recourse.
(a)    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, or as guarantor under the Guaranty, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement or any Subsidiary of the Company or any other Seller Party or Purchaser Party will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.
(b)    Notwithstanding anything herein to the contrary, each Seller Party, the Company and its Subsidiaries, equityholders, Affiliates, officers, directors, employees and Representatives hereby waive any rights or claims against any Financing Sources in connection with or that may arise out of this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, and each of the Company and its Subsidiaries, equityholders, Affiliates, officers, directors, employees and Representatives agrees not to commence a proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereunder (including any proceeding relating to the Financing) and will not have any rights or claims against any of the Financing Sources. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, equityholders, Affiliates, officers, directors, employees and Representatives in connection with this Agreement or the transactions contemplated hereunder.
Section 14.18    Remedies. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).
Section 14.19    Representative.
(a)    Each Seller hereby irrevocably appoints the Representative to serve (and the Purchaser hereby acknowledges that the Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on behalf of such Seller). Without limiting the generality of the foregoing appointment, the Representative is authorized and empowered to (a) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary or desirable to effectuate the Closing; (b) execute and deliver, should it elect to do so in its sole discretion, on behalf of each Seller, any amendment to, or waiver under, this Agreement so long as the express terms of such amendment or waiver do not adversely and disproportionately affect the rights or obligations of any Seller as compared to any other Sellers, and in the case of any such effect on a Seller or Sellers, the Seller or Sellers so adversely and disproportionately affected, must provide their prior written consent for any such action to be taken; (c) engage and employ, on behalf of the Sellers, agents and representatives (including legal counsel and other professionals) and incur such expenses as the Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers; (d) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement; (e) accept, deliver and receive instructions and notices required or permitted under this Agreement; (f) take all other actions to be taken by or on behalf of any Seller and exercise any and all rights that any Seller is permitted or required to do or exercise under this Agreement; and (g) take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement. Additionally, as promptly as practicable after the Closing, the Representative agrees to use a portion of the Representative’s Fund to fully redeem the Representative’s Class A Senior Preferred Units, Class A Junior Preferred Units, and Class B Senior Preferred Units, and Class B Junior Preferred Units, in each case, such that each holder thereof is paid in full with respect thereto and ceases to be a member of the Representative. The Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Representative in its capacity as such. The agencies and proxies created hereunder by the Sellers are coupled with an interest and are therefore irrevocable without the consent of the Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Representative will be binding upon the Sellers and no Seller will have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered or payment made by the Purchaser to the Representative will be treated as having been delivered or made, as the case may be, to each Seller entitled thereto, regardless of the actions taken or not taken by the Representative following receipt of such notice or payment. The Representative is authorized to act on behalf of the Sellers in accordance with the terms of this Section 14.19, notwithstanding any dispute or disagreement with or among the Sellers. The Purchaser and any other third party will be entitled to rely on any and all actions taken by the Representative without any liability to, or obligation to inquire of, any of the Sellers. The Purchaser and any such other third party is and will be fully protected and indemnified by the Sellers in acting or refraining from acting upon and relying upon any notice, instruction, direction, request, waiver, consent, receipt or other paper or document in writing that the Purchaser or such other third party in good faith reasonably believes has been signed by the Representative. Neither the Representative nor any of its representatives will be liable to any Seller, or any other Person, relating to the performance of the Representative’s duties and obligations under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction that the actions taken or not taken by the Representative constituted knowing, willful and intentional misconduct. The Representative and its representatives will be indemnified and held harmless by the Sellers, severally (and not jointly), each in accordance with their respective Securities as set forth on Schedule 5.03, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any Legal Proceeding to which the Representative is made a party by reason of the fact that the Representative was acting as such pursuant to this Agreement; provided, however, that the Representative will not be entitled to indemnification hereunder to the extent it is determined in a final and non-appealable order or judgment by a court of competent jurisdiction that the actions taken or not taken by or on behalf of the Representative constituted knowing, willful and intentional misconduct. The Representative will be fully protected in acting upon any notice, statement or certificate believed by the Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such action constitutes knowing, willful and intentional misconduct as determined in a final non-appealable order or judgment by a court of competent jurisdiction. The Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Company or the Sellers hereunder; and the Purchaser agrees that it will not in any event look to the assets of the Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company or the Sellers hereunder.
(b)    No later than one (1) Business Day prior to the Closing Date, the Representative shall deliver to the Purchaser a written notice designating to the Purchaser the wire instructions and account information for the account (the “Representative’s Account”) into which the Purchaser will, upon the occurrence of the Closing, deposit the Representative’s Fund Amount pursuant to Section 2.02(a). The Representative is authorized to recover from the Representative’s Account any losses, liabilities or expenses (including, for the avoidance of doubt, any out-of-pocket expenses or legal fees) incurred by the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties under this Agreement, and the Representative shall not draw from the Representative’s Account for any other purpose. The Representative shall have no responsibility or liability for any loss of principal of the Representative’s Account. For Tax purposes, the Representative’s Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of the Closing. Within five (5) Business Days following the Representative’s receipt of the final portion of the Indemnification Holdback Fund pursuant to Section 12.07(a), the Representative shall distribute the Representative’s Fund to the Sellers in accordance with their respective Pro Rata Percentages.
(c)    In the event that the Representative enters into any arrangement with any Seller or other Person with respect to the Representative’s authority or discretion under this Agreement (including, for the avoidance of doubt, under Schedule A) or any limitations of any sort thereon, the Representatives and the Sellers shall (i) deliver to the Purchaser a copy of such proposed arrangement in advance of its adoption or execution, (ii) provide the Purchaser a reasonable opportunity to review such arrangement and (iii) consider in good faith any comments that the Purchaser may propose with respect to such arrangement.
Section 14.20    Legal Representation. Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Company in connection with this Agreement (the “Acquisition Engagement”).
(a)    Acquisition Engagement. All communications between Sellers or the Company and SMRH in the course of the Acquisition Engagement that relate in any way to the transactions contemplated by this Agreement and are subject to protection under the attorney-client privilege shall be deemed to be attorney-client confidences that belong solely to the Sellers and not the Company. Accordingly, the Purchaser shall not have access to any such communications, or to the files of SMRH relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and SMRH shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Company nor the Purchaser shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Acquisition Engagement constitute property of the client, only the Sellers shall hold such property rights, and (iii) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Purchaser by reason of any attorney-client relationship between SMRH and the Company or otherwise.
(b)    Post-Closing Representation of the Sellers Including Matters Relating to the Acquisition. If the Sellers so desire, and without the need for any consent or waiver by the Company or the Purchaser, SMRH shall be permitted to represent the Sellers after the Closing in connection with any matter related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Sellers any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with the Purchaser, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement).
(c)    Cessation of Attorney-Client Relationship With Company. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH,

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unless after the Closing SMRH is subsequently engaged in writing by the Company to represent the Company and either such engagement involves no conflict of interest with respect to the Sellers or the Sellers consent in writing to such engagement. Any representation of the Company or the Purchaser, or any of their respective Affiliates, by SMRH after Closing shall not affect the provisions of this Section 14.20. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Sellers in any disagreement or dispute relating to the transactions contemplated hereby.
(d)    Consent and Waiver of Conflicts of Interest. The Sellers, the Company and the Purchaser consent to the arrangements in this Section 14.20 and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.
Section 14.21    Time is of the Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first above written.

SHELLPOINT PARTNERS LLC By: /s/ Saul I. Sanders_______ Name: Saul I. Sanders Title: Co-CEO

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NRM ACQUISITION LLC By: /s/ Nicola Santoro, Jr._______ Name: Nicola Santoro, Jr. Title: Chief Financial Officer and Chief Operating Officer

Signature Page to Securities Purchase Agreement

SHELLPOINT SERVICES LLC By: /s/ Joseph McSherry_______ Name: Joseph McSherry Title: Senior Vice President

Signature Page to Securities Purchase Agreement

SHELLPOINT GROUP PARTICIPATION LLC By: /s/ Saul I. Sanders______________ Name: Saul I. Sanders Title: Co-CEO

Signature Page to Securities Purchase Agreement

SHELLPOINT MANAGEMENT HOLDINGS LLC By: /s/ Saul I. Sanders________ Name: Saul I. Sanders Title: Co-CEO

Signature Page to Securities Purchase Agreement

SHELTER MORTGAGE ACQUISITION CORP By: /s/ Marc McManus________ Name: Marc McManus Title: Vice President

Signature Page to Securities Purchase Agreement

WLR-SC FINANCING CONDUIT, LLC By: /s/ James Lockhart____________ Name: James Lockhart Title: Manager

Signature Page to Securities Purchase Agreement

RANIERI PARTNERS SM LLC By: /s/ Lewis Ranieri_________ Name: Lewis Ranieri Title:

Signature Page to Securities Purchase Agreement

/s/ James Curtis Faulkner James Curtis Faulkner

Signature Page to Securities Purchase Agreement

Schedule A

Earnout Terms and Conditions
[SEE ATTACHED]

1

Exhibit A-1

Preliminary Closing Statement
[SEE ATTACHED]

A-1-1

Exhibit A-2

Adjusted TBV Methodology
[SEE ATTACHED]

A-2-1

Exhibit B

Form of Company LLC Agreement
[SEE ATTACHED]

B-1

Exhibit C

Form of Distribution Allocation Schedule
[SEE ATTACHED]

C-1